Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

MCBC HOLDINGS, INC.

NAUTIC STAR, LLC

THE MEMBERS OF NAUTIC STAR, LLC PARTY HERETO

AND

PHILIP FAULKNER, SR.,

SOLELY IN HIS CAPACITY AS THE MEMBER REPRESENTATIVE HEREUNDER,

DATED AS OF OCTOBER 2, 2017

This document is not intended to create nor shall it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and duly executed and delivered by the parties.

LIST OF ANNEXES

Annex A	Members of the Company and Membership Interests
Annex B	Debt-Like Items

LIST OF EXHIBITS

Exhibit 1.1(a)	Closing Employment Agreements
Exhibit 1.1(b)	Non-Compete Agreements
Exhibit 1.1(c)	Escrow Agreement
Exhibit 1.1(d)	Persons with Knowledge
Exhibit 1.1(e)	Working Capital Guidelines
Exhibit 3.3(a)	Closing Date Indebtedness Statement

Exhibit 3.3(b)	Closing Date Transaction Expense Statement
Exhibit 3.3(c)	Closing Date Financial Statement
Exhibit 7.2(c)	Secondary Employment Agreements
Exhibit 7.2(d)	Secondary Non-Compete Agreements
Exhibit 8.2(a)	Form of Membership Interest Assignment Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 2, 2017 (this “Agreement”), is made and entered into by and among MCBC Holdings, Inc., a Delaware corporation (the “Purchaser”), Nautic Star, LLC, a Mississippi limited liability company (the “Company”), each of the members of the Company set forth on Annex A attached hereto (the “Members”) and Philip Faulkner, Sr., an individual resident of the State of Mississippi, as the Member Representative.  As the context of this Agreement so requires, the Purchaser, the Company, the Members and the Member Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Members, collectively, own good and valid title to all of the issued and outstanding membership interests and other Equity Securities (as hereinafter defined) of the Company (the “Membership Interests”);

WHEREAS, the Company is in the business of manufacturing, distributing and selling fiberglass bay boats, deck boats and center console boats (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement pursuant to which the Members propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Members, all of the Membership Interests (the “Acquisition”);

WHEREAS, effective upon the Closing, the Purchaser or one of its Affiliates will enter into employment agreements with certain employees of the Company, which agreements are attached to this Agreement as Exhibit 1.1(a) (the “Closing Employment Agreements”);

WHEREAS, effective upon the Closing, the Purchaser will enter into non-competition and non-solicitation agreements with each of the Members and certain employees of the Company, which agreements are attached to this Agreement as Exhibit 1.1(b) (the “Non-Compete Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE I.
DEFINITIONS; CONSTRUCTION

Section 1.1                                    Definitions.  The following terms, as used herein, have the following meanings:

“Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the Net Working Capital as set forth in the Final Working Capital Schedule, plus (b) the Closing

Date Cash as set forth in the Final Working Capital Schedule, plus (c) the Closing Date Indebtedness as set forth in the Final Working Capital Schedule, plus (d) the aggregate amount of the Transaction Expenses as set forth in the Final Working Capital Schedule, minus (e) the Estimated Working Capital (except if the Estimated Working Capital Surplus is deemed to be $0 under Section 3.1, the Target Working Capital shall be used), minus (f) the Estimated Closing Date Cash, minus (g) the Estimated Closing Date Indebtedness, minus (h) the Estimated Transaction Expenses.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Ancillary Documents” means, collectively, the Purchaser Ancillary Documents and the Member Ancillary Documents.

“B-Project” means the matter identified as the “B-Project” on Schedule 9.1(j).

“Balance Sheet” means the reviewed consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date included in the Financial Statements.

“Balance Sheet Date” means June 30, 2017.

“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed for business in the City of New York, New York.

“Cash” means all cash, cash equivalents or marketable securities of the Company and its Subsidiaries (other than cash deposits under leases), determined in accordance with GAAP.  Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts, deposited or available for deposit for the account of the Company and its Subsidiaries.

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9607 et seq. and the rules and regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the Transactions as set forth in Section 8.1 of this Agreement.

“Closing Date” means the date hereof.

“Closing Date Cash” means the Cash of the Company and its Subsidiaries outstanding as of the Effective Time.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Company or any Subsidiary or to which the Company or any Subsidiary makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Company or any Subsidiary has, or might have, any other liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by, used or held for use by or licensed to the Company or any Subsidiary, including the Company Owned Intellectual Property, the Company Software, the Licensed Intellectual Property and the Company Registered Intellectual Property.

“Company Owned Intellectual Property” means any Intellectual Property that is owned the Company or any Subsidiary, including the Company Proprietary Software and the Company Registered Intellectual Property owned by, or filed in the name of, the Company or any Subsidiary.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used or held for use by the Company or any Subsidiary.

“Company Proprietary Software” means all Software owned by the Company or any Subsidiary.

“Company Real Property” means all parcels of real property used by the Company and its Subsidiaries in the operation of the Business, the Leased Real Property, and all parcels of real property of which the Company or a Subsidiary is fee title owner (together with all fixtures and improvements thereon); provided, however, that the meaning of “Company Real Property” does not include the real property identified in Schedule 4.6(c).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of, or licensed to the Company or any Subsidiary.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information of the Company or any Subsidiary (including trade secrets) that is valuable to the operation of the Company’s or any Subsidiary’s business and not generally known to the public or competitors.

“Contract” means any agreement, commitment, understanding, arrangement, contract, lease, mortgage, note, bond, loan, obligation, undertaking, deed of trust, indenture, guaranty, license, Option or instrument, including any and all amendments or modifications thereto, whether written or oral, express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Securities, by Contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software, that such Software, or modifications or derivative works thereof: (a) be made available or distributed in source code form or (b) be licensed for the purposes of preparing derivative works or distribution at no fee, including the GNU General Public License, GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License and the Eclipse Public License.

“Copyleft Software” means any Software subject to any Copyleft License.

“Copyright” means any and all copyrights, whether in published or unpublished works, including but not limited to: (a) literary works, and any other original works of authorship fixed in any tangible medium of expression, (b) computer software (in source code and object code formats), firmware, middleware, embedded code, databases, data collections and rights therein, and data, including Personal Data, whether or not publicly available and regardless of the source of its generation, and all compilations thereof, in any form (whether printed, electronic or otherwise), software, and web site content, (c) rights to compilations, collective works and derivative works of any of the foregoing and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Customer” means each customer, dealer, or distributor that paid the Company or any Subsidiary more than $100,000 in the aggregate during the 12-month period ended on the Balance Sheet Date.

“Dollar”, “Dollars” and the symbol “$” shall mean the legal tender of the U.S.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, Contract, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the U.S., in each case, that is or was at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock Option and other compensation plan involving Equity Securities, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment Contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration and Hazardous Materials.

“Equity Securities” means, with respect to any Person, any shares of capital stock, membership interest, limited liability company units, partnership interest, voting security, or other equity interest or any Options of any of the foregoing securities of such Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means SunTrust Bank, N.A., a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit 1.1(c).

“Escrow Amount” has the meaning set forth in Section 3.2.

“Estimated Working Capital” shall have the meaning set forth in Section 3.3(c) hereof.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Exhibit” means any exhibit attached to this Agreement.

“Final Working Capital Schedule” means the “Final Working Capital Schedule” as finally determined pursuant to Section 3.6 hereof.

“FLSA” means the U.S. Fair Labor Standards Act and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the U.S., as applied consistently with the past practices of the Company and its Subsidiaries in the preparation of the year-end audited Financial Statements.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, arbitrator or arbitration panel, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Government Bid” means any bid, tender, proposal or quotation, whether oral or written, made by the Company that if accepted or awarded would result in a contract or agreement with (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity relating to an actual or potential contract or agreement with any Governmental Entity, or (c) any subcontractor to any Governmental Entity or any prime contractor to any Governmental Entity relating to an actual or potential contract or agreement with any Governmental Entity.

“Government Contract” means any contract or agreement between the Company and (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity relating to relating to an actual or potential contract or agreement with any Governmental Entity, or (c) any subcontractor to any Governmental Entity or any prime contractor to any Governmental Entity relating to an actual or potential contract or agreement with any Governmental Entity.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means with respect to the Company and its Subsidiaries, all indebtedness, and monetary obligations (including any and all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) (a) for borrowed money, including loans, deferred consideration payable by the Company or its Subsidiaries, debts, any liabilities under acceptances, credit cards, monies due under capitalized leases or financial leases (but excluding operating leases), (b) evidenced by any bonds, debentures, trust indentures, mortgages, notes, loan agreements, hedging agreements, derivative securities, swap arrangements or similar Contracts, or other instruments of indebtedness, (c) evidenced by any Contract for a leasing transaction of a type required to be capitalized by any of the Company or any of its Subsidiaries in accordance with GAAP, (d) evidenced by any loan, guarantee, pledge or other similar forms of financial assistance by any of the Company or any of its Subsidiaries given for the benefit of any other Person, (e) by which any of the Company or any of its Subsidiaries assured any creditor thereof against loss, including bank debt, bank fees, shareholder debt and vendor debt, letters of credit, standby letters of credit and bankers’ acceptances, in each case, to the extent drawn upon or payable and not contingent, (f) for any amount raised under any other transaction (including any forward sale or purchase Contract) having the commercial effect of borrowing, and (g) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Indebtedness of any of the Company or any of its Subsidiaries described in the preceding clauses (a) through (f) as if paid in full at the Closing, (i) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any of the Company or any of its Subsidiaries, in each case, excluding Ordinary Course trade payables and Ordinary Course accruals to the extent any such Ordinary Course trade payables and Ordinary Course accruals would appear as a current liability upon a balance sheet prepared in accordance with GAAP, and the items set forth on Annex B attached hereto.

“Indemnified Party” means a Purchaser Indemnified Party or a Member Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all U.S. and foreign Patents and applications therefor and all reissues, reexaminations, inter parte reviews, post-grant reviews, covered business method reviews, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, Trade Secrets, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all Copyrights, Copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, social media identifiers and profiles, and Trademarks; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service, or any successor agency.

“Knowledge” or any other similar knowledge qualification means, with respect to the Members, (a) all facts actually known by any individual listed on Exhibit 1.1(d) on the date hereof and the knowledge that each such person would reasonably be expected to have known on the date hereof with respect to the matters at hand in the course of diligently performing his or her duties for the Company.

“Law” or “Laws” means any federal, national, state, provincial, foreign or local law (including common law), statute, pre-emption, constitution, treaty, convention, ordinance, code, rule, regulation, writ, directive, Order or other similar requirement enacted, adopted, issued, promulgated or applied by a Governmental Entity that is binding upon or applicable to the Company, any of its Subsidiaries or with respect to Section 5.1 and 5.2 the Members.

“Leased Real Property” means the parcels of real property of which the Company or any Subsidiary is the lessee (together with all fixtures and improvements thereon).

“Legacy” means Legacy Capital Advisors, LLC, a Florida limited liability company, and each of its Affiliates.

“Legal Dispute” means any Legal Proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy, assertion of rights or claim arising out of or relating to this Agreement or any related document.

“Legal Proceeding” means any action, claim, inquiry, appeal, contest, written dispute, proceeding, examination, investigation, arbitration or suit (whether civil, criminal, administrative, regulatory or judicial), or any appeal therefrom (including any claim, audit, litigation, administrative proceeding or arbitration against any Person involving any matter related to employment including, claims of discrimination, claims of unpaid wages, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health Law) commenced, brought, or heard by or before any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means all licenses, Permits (including environmental, construction and operation Permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Licensed Intellectual Property” means all Registered Intellectual Property licensed to the Company.

“Liens” means all mortgages, liens, pledges, security interests, hypothecations, Options, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Loss” or “Losses” means all direct claims, demands, Legal Proceedings, fines, losses, damages, Liabilities, Taxes, deficiencies, costs and expenses, including all reasonable legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but excluding any punitive damages.

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon (a) the results of operations, condition, business, properties, rights, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that any events, occurrences, facts, conditions, circumstances, developments, changes or effects resulting from or relating to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred (i) economic or market conditions affecting the U.S. generally or affecting the industry or markets in which the Company and its Subsidiaries operate, (ii) any national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack or acts of sabotage upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) changes in GAAP, (iv) changes in any Law, (v) the public announcement of or other publicity relating to the Transactions, (vi) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (with it being understood that, subject to the other clauses of this proviso, the facts, circumstances and changes underlying any such failure will be taken into account), (vii) the taking of any action required or contemplated by this Agreement and/or any of the Member Ancillary Documents, including the consummation of the Transactions, except, in the case of clauses (i), (ii), (iii) or (iv) above, to the extent such events, occurrences, facts, conditions, circumstances, developments, changes or effects have a disproportionate effect on the Company and its Subsidiaries (taken as a whole) as compared to other Persons operating in a similar industry as that of the Company and its Subsidiaries.

“Member Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Member or any Affiliate of any Member in connection with the Transactions.

“Member Indemnified Parties” means the Members and their Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Net Working Capital” means the current assets of the Company and its Subsidiaries on a consolidated basis less the current liabilities of the Company and its Subsidiaries on a consolidated basis, as of the Effective Time, determined in accordance with the guidelines set forth on Exhibit 1.1(e).

“Options” means any options, warrants, purchase rights, subscription rights, pre-emptive rights, conversion rights, phantom stock, profit interests, appreciation rights, incentive units, exchange rights, calls, puts, rights of first refusal or other rights to acquire, or Contract requiring, and any securities which upon conversion, exercise or exchange would require, or may become obligated in respect of, the issuance, sale or transfer of any Equity Securities or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities.

“Order” means any decision, injunction, judgment, determination, decree, order, writ, stipulation, award, ruling or verdict entered, issued, made or rendered, whether preliminary or final, by or with any Governmental Entity.

“Ordinary Course” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Open Source License” means any license meeting the open source definition (as currently promulgated by the Open Source Initiative) or the free software definition (as currently promulgated by the Free Software Foundation), or any substantially similar license, including any Copyleft License.

“Open Source Software” means any Software subject to an Open Source License, including any Copyleft Software.

“Organizational Documents” means, with respect to any Person, the documents by which such Person (other than an individual) establishes its legal existence or which governs its internal affairs (including any certificate or articles of incorporation or organization, memoranda of understanding, organizational regulations, certificate(s) of formation, constitutional documents, articles of association, memorandum of association, by-laws, partnership agreement and operating agreement), in each case, in effect and as may amended from time to time.

“P-Project” means the matter identified as the “P-Project” on Schedule 9.1(j).

“P-Project Cap” means $1,000,000, plus the Escrow Fund, plus, the aggregate amount distributed to Robert Boozer and Philip Faulkner, Sr. upon the Indemnity Release Date (as defined in the Escrow Agreement) and upon the resolution of any Unresolved Indemnity Claimed Amount (as defined in the Escrow Agreement).

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Entity, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Payoff Letters” means, collectively, customary payoff letters from each lender with respect to the Closing Date Indebtedness that contains a binding acknowledgment from each lender that, if such respectively applicable aggregate amount so identified is paid to such respective lender on the Closing Date, such respective indebtedness owed to such respective lender shall be repaid in full and that all Liens affecting any real or personal property or other assets of the Company or any Subsidiary will be released.

“Permits” means any approvals, clearances, exemptions, authorizations, consents, registrations, permits or certificates of any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Company Real Property, (i) zoning, and building, restrictions, (ii) variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title and Liens upon title that are recorded in the Register of Deeds office of Monroe County, Mississippi (but excluding any such matters securing or relating to Indebtedness, (iii) the matters set forth on Schedule 1.1(c), or (iv) any matter as to which insurance is available under the title insurance policies purchased by Purchaser or the Company contemporaneously with Closing, in each case set forth in this subsection (d), none of which, individually or in the aggregate, (A) interfere with the present use of or occupancy of the affected parcel by the Company or any Subsidiary, (B) have an effect on the value thereof or its use, or (C) would impair the ability of such parcel to be sold, leased or subleased for its present use.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Entity.

“Personal Data” means, in addition to any definition utilized by the Business for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement, all recorded information used or that could reasonably be used to identify, contact or locate an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Insurance Number (SIN) and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information and Internet Protocol addresses or other persistent identifiers.  Personal Data may relate to any individual, including a current, prospective or former employee, customer, supplier or vendor, and includes any of the foregoing information in any form, whether printed, electronic or otherwise.

“Purchaser Ancillary Documents” means any certificate, Contract, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the Transactions.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“R&W Insurance Policy” means the representations and warranties insurance policy obtained by the Purchaser for the benefit of the Purchaser covering Losses incurred by the Purchaser Indemnified Parties with respect to any breach of the representations and warranties set forth in Articles IV and V of this Agreement, in accordance with the terms and subject to the conditions and limitations contained herein and therein.

“Receivables” means the Company and its Subsidiaries’ accounts receivable as of the Balance Sheet Date.

“Registered Intellectual Property” means all U.S. and foreign: (a) Patents and Patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered Copyrights and applications for Copyright registration; (d) domain name registrations and registered or issued social media identifiers; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body or registry.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“S-Project” means the matter identified as the “S-Project” on Schedule 9.1(j).

“Schedule” or “Schedules” means any schedule attached to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all related documentation, comments and any procedural code.

“Subsidiary” or “Subsidiaries” means, any or all Persons of which the Company (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise at least a majority of the outstanding Equity Securities entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Supplier” means any Person, including vendors and suppliers, to whom the Company and its Subsidiaries has paid more than $100,000, in the aggregate, during the 12-month period ended on the Balance Sheet Date.

“T-Project” means the matter identified as the “T-Project” on Schedule 9.1(j).

“Target Working Capital” means an amount equal to $1,100,000.

“Tax Returns” means any report, return, claim for refund, declaration or other information return or statement required or permitted to be supplied to any Governmental Entity in respect of or relating to Taxes, including all amendments, schedules, attachments and supplements thereto and whether in tangible or electronic form.

“Tax” or “Taxes” mean any federal, state, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other charge, fee, impost, tax, levy or assessment by a Governmental Entity of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, including but not limited to ideas, research and development, formulas, compositions, processes and techniques, technical data designs and digital design files, drawing, specifications, schematics, business methods, prototypes, concepts, plans, proposals, tooling and models, source code, apparatus, devices, customer and supplier lists, pricing and cost information, and business and marketing plans, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to any of the foregoing, as well as other confidential information and proprietary information and know-how.

“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing and (c) the goodwill of the Business associated with each of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transaction Expenses” means (a) the costs, fees, expenses, Liabilities, and disbursements payable to legal counsel, consultants and accountants of any of the Company or any of its Subsidiaries and/or the Members in connection with the Transactions (whether incurred prior to or after the date of this Agreement), (b) any brokerage fees, commissions, finders’ fees or financial advisory fees, any financial advisory and other third party advisory, professional or consulting fees and all other similar costs, fees, expenses and disbursements, in each case, incurred by any of the Company or any of its Subsidiaries and/or the Members in connection with the Transactions, (c) sale bonuses, stay bonuses, change of control payments, “success fees” or success bonuses, retention payments or other similar payments (and any related employment Taxes payable thereon)) payable by any of the Company or any of its Subsidiaries and/or the Members (i) to any third party solely as a result of the Transactions pertaining to the period prior to Closing or (ii) to or for the benefit of current or former officers, directors or employees of any of the Company or any of its Subsidiaries as a result of the Transaction, including (A) accrued and unpaid compensation and bonuses as of the Closing Date (related to the Transactions), (B) amounts payable as a result of the Transactions (whether prior to, on or following the Closing Date), (d) all obligations owed by any of the Company or any of its Subsidiaries and/or the Members to current and former employees and their dependents under any defined benefit pension plan or non-qualified deferred compensation plan, (e) all outstanding severance (excluding, for greater certainty, severance which “accrues” at Law for employees who have not been terminated) and retention obligations (including the employer portion of any employment or payroll Taxes related thereto) relating to the Transaction for periods prior to Closing, (f) any prepayment, breakage, make-whole or similar penalties, Liabilities or charges payable in connection with the discharge of any Transaction Expenses of any of the Company or any of its Subsidiaries or the Members described in the preceding clauses (a) through (e) as if paid in full at the Closing, and (g) 50% of the fees and expenses of the Escrow Agent.  Transaction Expenses do not include any costs incurred by Purchaser in association with Purchaser’s financing or other costs or expenses of Persons hired or retained by Purchaser.  Except as set forth herein, Transaction Expenses do not include any expenses relating to Persons retained by the Company after Closing.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“U.S.” means the United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

“Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Net Working Capital, as reflected on the Final Working Capital Schedule.

“Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Net Working Capital, as reflected on the Final Working Capital Schedule.

Section 1.2                                    Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	Section 7.2(b)
AAA	Section 3.6(a)
Acquisition	Recitals
Affiliate Loans	Section 4.26(a)
Agreement	Preamble
Annual Financial Statements	Section 4.9(a)
Arbitrator	Section 3.6(e)
Business	Recitals
Closing	Section 9.1
Closing Date	Section 9.1
Closing Date Transaction Expense Statement	Section 3.3(b)
Closing Date Financial Statement	Section 3.3(c)
Closing Date Indebtedness Statement	Section 3.3(a)
Closing Employment Agreements	Recitals
Closing Payment	Section 3.1
Company	Preamble
Company Auditors	Section 7.5
Company Contracts	Section 4.14
Company Health Plan	Section 4.17(i)
Company Systems	Section 4.33
Effective Time	Section 8.1
Escrow Amount	Section 3.2(a)
Escrow Fund	Section 3.2(a)
Estimated Closing Date Indebtedness	Section 3.3(a)
Estimated Closing Date Cash	Section 3.3(c)
Estimated Transaction Expenses	Section 3.3(b)
Estimated Working Capital	Section 3.3(c)
Financial Statements	Section 4.9(b)
Fundamental Obligations	Section 9.4(a)

HCERA	Section 4.17(i)
Healthcare Reform Laws	Section 4.17(i)
Indemnifying Party	Section 9.3(a)
Insurance Contracts	Section 4.19
Intended Tax Treatment	Section 7.6(a)
Interim Financial Statements	Section 4.9(b)
Material Permit	Section 4.13(b)
Member Losses	Section 9.2
Member Representative	Section 10.15(a)
Members	Preamble
Membership Interests	Recitals
Non-Compete Agreements	Recitals
Parties	Preamble
Party	Preamble
PPACA	Section 4.17(i)
Preliminary Working Capital Schedule	Section 3.6(a)
Purchaser	Preamble
Purchaser Basket	Section 9.5
Purchaser Cap	Section 9.5
Purchaser Losses	Section 9.1
Purchase Price	Section 3.1
Purchase Price Allocation	Section 7.6(b)
Required Pro Forma Financials	Section 7.5
Reviewed Financial Statements	Section 7.5
Revised Partnership Tax Audit Procedures	Section 4.15(e)
S-Project Escrow Amount	Section 3.2(b)
S-Project Escrow Fund	Section 3.2(b)
Secondary Employment Agreements	Section 7.2(c)
Secondary Non-Compete Agreements	Section 7.2(d)
Straddle Period	Section 7.6(d)
Third Party Claim	Section 9.3(a)

Section 1.3                                    Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision or Section of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) the term “or” has the inclusive meaning represented by the phrase “and/or”, (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if” and (g) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars.  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends.  Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.  Where the term “made available” is used in this Agreement, it means, with respect to any document or information, that the same has been made available or otherwise accessible to the Purchaser by means of the “Project Argo” virtual data room, maintained by Merrill DataSite® and established by the Company, or, with respect to any document or information listed on Schedule 1.3, by means of other electronic transmissions to the Buyer not less than one (1) Business Day prior to the date of this Agreement.

Section 1.4                                    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1                                    Agreement to Purchase and Sell.  Contemporaneously with the execution and delivery of this Agreement, the Members will sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase, assume, accept and acquire from the Members, all of the Membership Interests, free and clear of all Liens.

Section 2.2                                    Further Assurances.  Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Membership Interests to the Purchaser and otherwise to effect the Transactions.

ARTICLE III.
PURCHASE PRICE; ADJUSTMENTS

Section 3.1                                    Purchase Price.  The aggregate cash amount to be paid in exchange for the Membership Interests by the Purchaser at Closing (the “Closing Payment”) shall be an amount equal to (a) SEVENTY NINE MILLION SEVEN HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($79,775,000.00), (the “Purchase Price”) plus (b) the Estimated Working Capital Surplus, if any, provided, that, for purposes of determining the Closing Payment, to the extent there is an Estimated Working Capital Surplus, such Estimated Working Capital Surplus shall be deemed to be zero, minus (c) the Estimated Working Capital Deficit, if any, minus (d) the Escrow Amount, minus (e) the S-Project Escrow Amount, minus (f) the Closing Date Indebtedness, minus (g) the aggregate amount of all Transaction Expenses, plus (h) Closing Date Cash.

Section 3.2                                    Escrow.

(a)                                 Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall deposit One Million, Six Hundred And Forty Thousand Dollars ($1,640,000.00) in cash (the “Escrow Amount”) with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Amount, as adjusted from time to time, together with any interest earned thereon, is referred to as the “Escrow Fund.”

(b)                                 Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall deposit One Hundred And Fifty Thousand Dollars ($150,000.00) in cash (the “S-Project Escrow Amount”) with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement.  The S-Project Escrow Amount, as adjusted from time to time, together with any interest earned thereon, is referred to as the “S-Project Escrow Fund.”

Section 3.3                                    Closing Date Statements.

(a)                                 Attached hereto as Exhibit 3.3(a) is a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Executive Officer of the Company (on behalf and in the name of the Company), which sets forth, by lender, the Company’s good faith estimate of the Closing Date Indebtedness (“Estimated Closing Date Indebtedness”).  Attached to the Closing Date Indebtedness Statement are copies of the Payoff Letters delivered in accordance with Section 8.2(l).

(b)                                 Attached hereto as Exhibit 3.3(b) is a statement (the “Closing Date Transaction Expense Statement”), signed by the Chief Executive Officer of the Company (on behalf and in the name of the Company), which sets forth, by payee, the Company’s good faith estimate of the aggregate amount of the Transaction Expenses (“Estimated Transaction Expenses”).  Attached to the Closing Date Transaction Expense Statement are statements by each of the Members, in which each Member represents and warrants that upon payment of the respective amounts specified in such Closing Date Transaction Expense Statement, each Person that is to be paid in accordance with such

Closing Date Transaction Expense Statement shall have been paid in full for all Transaction Expenses.

(c)                                  Attached hereto as Exhibit 3.3(c) is a statement (the “Closing Date Financial Statement”), signed by the Chief Executive Officer of the Company (on behalf and in the name of the Company), that sets forth the Company’s good faith estimate of (i) the Net Working Capital (the “Estimated Working Capital”), (ii) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any, and (iii) the Closing Date Cash (the “Estimated Closing Date Cash”).

Section 3.4                                    Payment of Closing Payment.  Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall pay to the Members, to such account specified to the Purchaser by the Members at least three (3) Business Days prior to the Closing Date each Member’s pro-rata portion (based on the ownership percentages specified on Annex A), of the Closing Payment. Upon such payment to the Member Representative, the Purchaser shall be fully released and discharged of any obligation with respect to the payment of the Closing Payment.

Section 3.5                                    Payment of Other Amounts Payable at Closing.  Contemporaneously with the execution and delivery of this Agreement, the Purchaser will:

(a)                                 on behalf of the Company, pay to such account or accounts as the Company specifies to the Purchaser pursuant to the Closing Date Indebtedness Statement, the Estimated Closing Date Indebtedness; and

(b)                                 on behalf of the Company, pay to such account or accounts as the Company specifies to the Purchaser pursuant to the Closing Date Transaction Expense Statement, the Estimated Transaction Expenses.

Section 3.6                                    Adjustment of Purchase Price.

(a)                                 No later than one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Member Representative a statement (the “Preliminary Working Capital Schedule”), which sets forth the Purchaser’s calculation of (i) the Net Working Capital, (ii) the Working Capital Surplus, if any, or the Working Capital Deficit, if any, (iii) Closing Date Cash, (iv) Closing Date Indebtedness, (v) the aggregate amount of the Transaction Expenses, and (iv) the Adjustment Amount.

(b)                                 The Member Representative shall have sixty (60) days following receipt of the Preliminary Working Capital Schedule during which to notify the Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute.

(c)                                  If the Member Representative does not notify the Purchaser of any such dispute within such sixty (60) day period, the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule.

(d)                                 If the Member Representative notifies the Purchaser of any such dispute within such sixty (60) day period, the Purchaser and the Member Representative shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Member Representative.

(e)                                  If the Purchaser and the Member Representative are unable to resolve any dispute regarding the Preliminary Working Capital Schedule within fifteen (15) days (or such longer period as the Purchaser and the Member Representative shall mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an independent accounting or financial consulting firm of recognized national standing as mutually agreed upon by the Purchaser and the Member Representative (such firm, subject to the following proviso, the “Arbitrator”); provided, that if the Member Representative and the Purchaser cannot agree on the Arbitrator, either party may request that the American Arbitration Association (the “AAA”) choose the Arbitrator, in which case the AAA’s choice of the Arbitrator will be binding and the expenses of the AAA will be shared fifty percent (50%) by the Purchaser and fifty percent (50%) by the Member Representative.  Such resolution shall be final and binding on the Parties.  The Purchaser and the Member Representative shall instruct the Arbitrator to make a final determination of Net Working Capital, the Working Capital Deficit, if any, or the Working Capital Surplus, if any, Closing Date Cash, Closing Date Indebtedness, the aggregate amount of the Transaction Expenses, and the Adjustment Amount based solely on the items that are in dispute and that, in resolving such items in dispute and in determining Net Working Capital, the Working Capital Deficit, if any, or the Working Capital Surplus, if any, Closing Date Cash, Closing Date Indebtedness, the aggregate amount of the Transaction Expenses, and the Adjustment Amount, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or the Member Representative, on the other hand, or (B) less than the smallest value for such item assigned by the Purchaser, on the one hand, or the Member Representative, on the other hand, and the Arbitrator shall only resolve items that are in dispute.  The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  The fees, costs and expenses of the Arbitrator (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Members on a joint and several basis in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted.  If any disputes are submitted to the Arbitrator pursuant to this Section 3.6(e), the Final Working Capital Schedule shall be prepared in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of the Purchaser and the Member Representative.

(f)                                   Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with this Section 3.6:

(i)                                               If the Adjustment Amount is negative, the Members will be obligated on a joint and several basis to pay or cause to be paid to the Purchaser by wire transfer of immediately available funds an aggregate amount equal to the absolute value of the Adjustment Amount by wire transfer of immediately available funds to an account designated by the Purchaser.  The Purchaser may, at its sole discretion, claim any payment due to it from the Members under this Section 3.6(f)(i) or Section 3.6(e) either directly from the Members or from the Escrow Fund pursuant to the terms of the Escrow Agreement.  Upon payment of such Adjustment Amount by the Members to the Purchaser, the Members shall be fully released and discharged of any obligation to the Purchaser with respect to payment of the Adjustment Amount.

(ii)                                            If the Adjustment Amount is positive, the Purchaser will pay or cause to be paid to the Member Representative, on behalf of the Members, the Adjustment Amount, by wire transfer of immediately available funds to an account designated by the Member Representative.  Upon payment of such Adjustment Amount by the Purchaser to the Member Representative, the Purchaser shall be fully released and discharged of any obligation to the Members with respect to payment of the Adjustment Amount.

(iii)                                         Any payment made pursuant to this Section 3.6(f) shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 3.7                                    Member Release.  In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, each Member and each of its Affiliates hereby knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Purchaser, the Company or any of their Subsidiaries, and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, Liabilities, damages, Losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Member has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims against the Purchaser arising under or relating to this Agreement or any Ancillary Document or any claims against the Purchaser unrelated to the Company or any of its Subsidiaries.

Section 3.8                                    Withholding  Notwithstanding anything in this Agreement to the contrary, each of the Company, the Member Representative and the Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Members hereby, jointly and severally, represent and warrant to the Purchaser as follows as of the date hereof:

Section 4.1                                    Organization.  The Company and each Subsidiary is a corporation or limited liability company, as applicable, duly formed and validly existing under the laws of the jurisdiction of incorporation or organization, as applicable, set forth on Schedule 4.1 and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company and each Subsidiary is duly qualified or registered as a foreign corporation or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  The Members have heretofore made available to the Purchaser correct and complete copies of the Organizational Documents of the Company and each Subsidiary as currently in effect and the corporate or limited liability company, as applicable, record books with respect to actions taken by its shareholders, board of directors, members and managers, as applicable.  Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Company and each Subsidiary is qualified or registered to do business as a foreign corporation or limited liability company, as applicable.

Section 4.2                                    Authorization.  The Company has the full right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The consummation of the Transactions have been duly authorized by all required action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3                                    Equity Securities.  Schedule 4.3 accurately and completely sets forth the capital structure of the Company and each Subsidiary including the number of Equity Securities of each such Person which are authorized and which are issued and outstanding.  All of the issued and outstanding Equity Securities of the Company and each Subsidiary (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3, and (c) were not issued or acquired by the holders thereof in violation of any Law, Contract or the preemptive rights of any Person.  Except as set forth on Schedule 4.3, no Equity Securities of the Company or any Subsidiary are reserved for issuance or are held in treasury, and (i) there are no outstanding Options relating to the equity of the Company or any Subsidiary; (ii) there are no outstanding Contracts of the Company, any Subsidiary, the Members or any other Person to purchase, redeem or otherwise acquire any outstanding Equity Securities of the Company or any Subsidiary, or securities or obligations of any kind convertible into any Equity Securities of the Company or any Subsidiary; (iii) there are no dividends which have accrued or been declared but are unpaid on the Equity Securities of the Company or any Subsidiary; (iv) there are no outstanding or authorized equity appreciation, phantom stock, equity plans or similar rights with respect to the Company or any Subsidiary; and (v) there are no voting agreements or other Contracts relating to the management or Equity Securities of the Company or any Subsidiary.  Except as set forth on Schedule 4.3, neither the Company nor any Subsidiary has ever purchased, redeemed or otherwise acquired any Equity Securities of the Company or any Subsidiary.  Other than the Members, no other Person is the record holder of any Equity Securities in the Company.  No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Equity Securities (including Options) of the Company, any Subsidiary or any entity that has been merged into the Company or any such Subsidiary has given rise to any claim or action by any Person that is enforceable against the Company, any Subsidiary, the Members or the Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action.  All redemptions or transfers of Equity Securities of the Company and its Subsidiaries since December 31, 2014 are set forth on Schedule 4.3.

Section 4.4            Subsidiaries.  Except as set forth on Schedule 4.4, neither the Company nor any Subsidiary has ever owned, nor does it currently own, directly or indirectly, any Equity Securities in any other Person.

Section 4.5            Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Member Ancillary Documents, the consummation of the Transactions, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, (a) any term or provision of the Organizational Documents of the Company or any Subsidiary, (b) except as indicated on Schedule 4.14, any Company Contract or any other Contract, Permit, franchise, License or other instrument applicable to the Company, any of its Subsidiaries or any Member, (c) any Order of any court or Governmental Entity or agency to which the Company, any Subsidiary or any Member is a party or by which the Company, any Subsidiary or any Member or any of their respective properties or assets are bound, or (d) any Law or arbitration award applicable to the Company, any Subsidiary or any Member.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company, any Subsidiary or any Member in connection with the execution, delivery or performance of this Agreement or the Member Ancillary Documents, or the consummation of the Transactions provided, however, no warranty is made with respect to any Hart-Scott-Rodino filing, each party having made its own independent analysis and concluded no filing is required.

Section 4.6            Real Property.

(a)           Schedule 4.6 sets forth a correct and complete legal description of the Company Real Property. The Company or one of its Subsidiaries, as listed on Schedule 4.6, has good and marketable title to the Company Real Property or, with respect to

Company Real Property that is Leased Real Property, a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

(b)           Except as set forth on Schedule 4.6(c), no portion of the Company Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.  Except for the Permitted Liens, no Company Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of any Member, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(c)           The improvements and fixtures on the Company Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.  None of the buildings or improvements owned or utilized by the Company or any Subsidiary is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of any Member, threatened against any of the Company Real Property or any improvement thereon.  Except as set forth in Schedule 4.6(c), the Company Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business.

Section 4.7            Title to and Condition of Assets; Related Matters.

(a)           Except as set forth on Schedule 4.7(a), the Company and its Subsidiaries have good and marketable title to all of their respective property and assets, free and clear of all Liens, except Permitted Liens.  There are no outstanding rights, Options, agreements or Contracts giving any Person any right to require the Company or its Subsidiaries to sell, lease or otherwise dispose of any of the Company’s or its Subsidiaries’ property or assets.

(b)           All equipment and other items of tangible personal property and tangible assets of the Company and its Subsidiaries, including buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other similar items (i) are in good operating condition and are in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, (iii) subject to ordinary wear and tear are adequate for the uses to which they are being put, and (iv) conform to all applicable Laws.  No Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any Subsidiary, except for the leased items that are subject to personal property leases.  The property and assets owned or leased by the Company and its

Subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the Business as currently conducted, and constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.  The property and assets of the Company and its Subsidiaries immediately following the Closing will constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.

Section 4.8            Inventory and Products.

(a)           The Company’s and its Subsidiaries’ inventory as of the date hereof (a) is sufficient for the operation of the Company’s and its Subsidiaries’ business in the Ordinary Course, (b) consists of items that are good and merchantable within normal trade tolerances (subject to boat warranty claims and returns of boats in the Ordinary Course, in each case as to which reserves have been established), and (c) is of a quality and quantity presently usable or saleable in the Ordinary Course (subject to boat warranty claims and returns of boats in the Ordinary Course, in each case as to which reserves have been established ).

(b)           The products manufactured or sold by the Company and its Subsidiaries in the Business (i) are, and at all times have been, to the Member’s Knowledge, in material compliance with all applicable Laws and (ii) are, and at all relevant times have been, fit for ordinary purposes for which they are intended to be used and conform in all material respect to any promises or affirmations of fact made with respect to such products (subject to boat warranty claims and returns of boats in the Ordinary Course, in each case as to which reserves have been established).  There is no design defect, latent or otherwise, with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Law and current industry practice with respect to its contents and use.

Section 4.9            Financial Statements.

(a)           Attached hereto as Schedule 4.9(a) are the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016, December 31, 2015, and December 31, 2014 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended.  Such financial statements are collectively referred to herein as the “Annual Financial Statements”.  The Company and its Subsidiaries made the Annual Financial Statements available to the Purchaser not less than seven (7) days prior to the date hereof.

(b)           Attached hereto as Schedule 4.9(c) are the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the final day of each month between the Balance Sheet Date and the date hereof, and for each such balance sheet, the related consolidated statements of income and stockholders’ equity of the Company and its Subsidiaries for the period beginning on January 1, 2017 and ending on the date of each such unaudited consolidated balance sheet.  Such financial statements are collectively referred to herein as the “Interim Financial Statements”, and together with the Annual Financial Statements and the Reviewed Financial Statements, the “Financial Statements”.

(c)           The Financial Statements have been prepared in accordance with GAAP from the books and records of the Company and its Subsidiaries, and such books and records have been maintained on a basis consistent with GAAP.  Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents the financial position of the Company and its Subsidiaries, as applicable, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents the results of operations and changes in cash flows of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP.  Since the Balance Sheet Date, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any Subsidiary.  The Company and its Subsidiaries maintain accurate books and records reflecting each of their assets and Liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 4.10          No Undisclosed Liabilities.  Except as disclosed on Schedule 4.10, neither the Company nor any Subsidiary has any Liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP that is not adequately reflected or provided for in the Balance Sheet, except Liabilities that have been incurred since the Balance Sheet Date in the Ordinary Course.

Section 4.11          Absence of Certain Changes.  Since the Balance Sheet Date and except as set forth on the respectively applicable subsection of Schedule 4.11 organized according to the subsections of this Section 4.11 to which such disclosure is responsive, the Company and its Subsidiaries have conducted their respective businesses and operations (including the Business) in the Ordinary Course, and there has not been, with respect to the Company or any of its Subsidiaries, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect;

(b)           amendment to or modification of any Organizational Documents;

(c)           split, combination or reclassification of any Equity Securities;

(d)           issuance, sale or other disposition of any Equity Securities, or grant of any Option to purchase or obtain (including upon conversion, exchange or exercise) any Equity Securities;

(e)           declaration or payment of any dividends or distributions on or in respect of any Equity Securities or redemption, purchase or acquisition of Equity Securities;

(f)            material change in any method of accounting or accounting methods, principles or practices, except as required by GAAP or as may be otherwise disclosed in the notes to the Financial Statements;

(g)           incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(h)           transfer, assignment, sale or other disposition of any of the material assets utilized by the Business or cancellation of any Indebtedness or entitlements;

(i)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(j)            material damage, destruction or Loss (whether or not covered by insurance) to its property;

(k)           any capital investment in, or any loan to, any other Person;

(l)            entry into, acceleration, termination, material modification to or cancellation of any Company Contract;

(m)          any material capital expenditures;

(n)           imposition of any Lien upon any properties, Equity Securities or assets, tangible or intangible;

(o)           grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, managers, members, officers, directors, independent contractors or consultants, other than in the Ordinary Course, as required by any Company Benefit Plan, previously made available to the Purchaser, or as required by applicable Law;

(p)           adoption, modification or termination of any: (i) employment, severance, retention or other Contract with any current or former executive employee, (ii) Company Benefit Plan or (iii) collective bargaining or other Contract with any union, works council or labor organization;

(q)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, managers, directors, officers and employees;

(r)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against them under any similar Law;

(s)            purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any Option term), except for purchases of inventory or supplies in the Ordinary Course;

(t)            acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Equity Securities of, or by any other manner, any business or any Person or any division thereof;

(u)           filing of any amended Tax Return, making (or changing or revoking) any material Tax election, entering into any closing Contract or settling any Legal Proceeding involving any Taxes;

(v)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.12          Legal Proceedings.

(a)           Except as set forth on Schedule 4.12(a), there is no Legal Proceeding pending or, to the Knowledge of any Member, threatened against, relating to or involving the Company, any Subsidiary or its respective real or personal property before any Governmental Entity or arbitrator. None of the Legal Proceedings set forth on Schedule 4.12(a), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

(b)           Schedule 4.12(b) sets forth all Legal Proceedings that involved the Company or any Subsidiary in the past five (5) years.  Except as set forth in Schedule 4.12(b), all such Legal Proceedings have been resolved and/or finally adjudicated in their entirety, any amounts related thereto have been paid in full and none of the Company or any of its Subsidiaries has any ongoing Liabilities thereunder.

Section 4.13          Compliance with Law.

(a)           The Company and each Subsidiary is (and has been at all times during the past (5) five years) in compliance with all applicable Laws for which compliance is not otherwise explicitly addressed in Section 4.6, Section 4.7(b), Section 4.8, Section 4.15, Section 4.16, Section 4.17, Section 4.18, Section 4.20, Section 4.21, Section 4.22, and Section 4.34 hereof.  Except as set forth on Schedule 4.13, (i) neither the Company nor any Subsidiary has been charged with, nor received any written notice that it is under investigation with respect to, and neither the Company nor any Subsidiary is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) neither the Company nor any Subsidiary is a party to, or bound by, any Order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator and (iii) the Company and each Subsidiary has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.  Neither the Company nor any Subsidiary sells, or has ever sold, any product or provided any services to any Governmental Entity.  Neither the Company nor any Subsidiary is currently under any Contract with any Governmental Entity.  Neither the Company nor any Subsidiary is debarred or suspended from doing business with any Governmental Entity.

(b)           The Company and its Subsidiaries possess and are in material compliance with, all Permits, Licenses, authorizations, exemptions, Orders, consents, approvals and franchises from any Governmental Entity required to conduct their respective businesses as now being conducted, (each, a “Material Permit”). All such Material Permits are valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any Material Permits.  None of the Material Permits will be terminated or impaired, or become terminable, in whole or in part, as a result of the Transactions.  The Company has taken all necessary action to maintain each Material Permit and no loss or expiration of any Material Permit is pending, threatened or reasonably foreseeable (other than expiration upon the end of any term).  Schedule 4.13(b) lists each Material Permit together with the name of the Governmental Entity issuing such Material Permit.

Section 4.14          Company Contracts.  Schedule 4.14 sets forth a correct and complete list of the following Contracts, organized according to the relevant subsections of this Section 4.14 to which such Contracts are responsive, to which the Company or any Subsidiary of the Company is a party, by which the Company, any Subsidiary or any property of any thereof is subject, or by which the Company or any Subsidiary is otherwise bound (collectively, the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.16(b), the Company Benefit Plans set forth on Schedule 4.17 and the Insurance Contracts set forth on Schedule 4.19):

(a)           all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to Indebtedness, the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company or any Subsidiary;

(b)           all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(c)           all Contracts that (i) limit or restrict the Company, its Subsidiaries or any of their respective officers, directors, managers, employees, members or other holders of Equity Securities, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; (iii) otherwise restrict or limit the ability of the Company or its Subsidiaries to operate or expand the Business; (iii) limit the freedom of the Company or any of its Subsidiaries to solicit, hire, or employ any Person; or (v) contain a “most favored nation” provision.

(d)           all confidentiality Contracts;

(e)           all Contracts providing for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any Subsidiary of an amount in excess of $50,000;

(f)            all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the Transactions;

(g)           all Contracts granting any Person a Lien on all or any part of any asset;

(h)           all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing Environmental condition or relating to the performance of any Environmental audit or study;

(i)            all Contracts granting to any Person an Option or similar preferential right to purchase or acquire any assets of the Company or any Subsidiary;

(j)            all Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(k)           all Contracts for the granting or receiving of a License, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l)            all Contracts and Licenses to which the Company or any Subsidiary is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than non-exclusive end-user licenses for Software in object code format granted in the Ordinary Course), (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or any Subsidiary, or (iii) pursuant to which use, commercial exploitation, assignability or enforcement of any Company Intellectual Property owned by the Company or any of its Subsidiaries is limited, restricted or prohibited, including territorial restrictions, field of use limitations, covenants not to sue and non-competition restrictions;

(m)          all joint venture or partnership Contracts and all other Contracts providing for the sharing of any revenue or profits earned by the Business, the Company, or any Subsidiary;

(n)           all Contracts entered into involving the sale or purchase of assets, or Equity Securities of any Person or a merger, consolidation, business combination or similar transaction;

(o)           all customer Contracts (excluding work orders and purchase orders individually providing revenue to the Company or any Subsidiary of an amount less than $50,000) for the provision of goods or services by the Company or any Subsidiary;

(p)           all supply Contracts (excluding work orders and purchase orders individually requiring the Company or any Subsidiary to spend an amount less than $50,000) for the provision of goods or services for the Company or any Subsidiary;

(q)           all outstanding powers of attorney empowering any Person to act on behalf of the Company or any Subsidiary;

(r)            any Government Contract; and

(s)            all existing Contracts (other than those described in subsections (a) through (r) of this Section 4.14) (i) involving an annual commitment or annual payment to or from the Company or any Subsidiary of more than $100,000 individually or (ii) that is material to the Company and its Subsidiaries, individually or in the aggregate.

Correct and complete copies of all Company Contracts have been made available to the Purchaser.  In the case of any oral Contracts, Schedule 4.14 identifies the oral agreement and the material terms thereof.  The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or any Subsidiary, as applicable, and each other Person party to such Company Contracts, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  There is no existing default, violation or breach of the Company or any Subsidiary, as applicable, under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of any Member, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract.  Neither the Company nor any Subsidiary is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new Contract applicable to the Company, any Subsidiary or the real or personal property of the Company or any Subsidiary that would be a Company Contract.  Each respective subsection of Schedule 4.14 identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other Person party thereto to avoid any breach, default or violation of such Contract in connection with the Transactions.

Section 4.15          Tax Returns; Taxes.

(a)           Except as otherwise disclosed on Schedule 4.15(a): (i) all Tax Returns of the Company and each Subsidiary due to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company and each Subsidiary (whether or not shown on any Tax Return) have been paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company or any Subsidiary were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company or any Subsidiary have been paid in full, accrued on the books of the Company or a Subsidiary, as applicable, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any Subsidiary are being asserted, proposed or, to the Knowledge of any Member, threatened, and no audit or investigation of any Tax Return of the Company or any Subsidiary is currently underway, pending or, to the Knowledge of any Member, threatened; (vi) no claim has ever been made by a Taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of the Company or any Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any Subsidiary or any other matter pending between the Company or any Subsidiary and any Taxing authority; (ix) there are no Liens against any assets or property of the Company or any of its Subsidiaries for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any such Liens for Taxes which are pending or, to the Knowledge of any Member, threatened; (x) neither the Company nor any Subsidiary is a party to any Tax allocation, sharing or indemnification agreement under which the Company or any Subsidiary will have any Liability after the Closing; (xi) neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than for itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise; and (xiii) the Company and each Subsidiary has at all times used proper accounting methods and periods in computing their Tax Liability.

(b)           Except as set forth on Schedule 4.15(b), the Company has delivered to the Purchaser correct and complete copies of all Tax Returns (together with any agent’s reports and any accountants’ work papers) relating to its respective operations and each of its Subsidiaries for taxable periods ended on or after December 31, 2014.

(c)           Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(d)           The Company has, at all times since the date of its formation, been classified for federal (and all applicable state and local) income tax purposes as a partnership and not as a corporation, an association taxable as a corporation or a publicly traded partnership taxable as a corporation.  Each Subsidiary of the Company has, at all times since the date of its formation, been classified for federal (and all applicable state and local) income tax purposes as a disregarded entity.

(e)           The Company has not elected to have the revised partnership tax audit procedures set forth in Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof, the “Revised Partnership Tax Audit Procedures”)

apply to the Company, including by way of an election under Treasury Regulations Section 301.9100-22T.

Section 4.16          Employees.

(a)           Schedule 4.16(a) contains a correct and complete list of (i) all of the employees of the Company and each Subsidiary, specifying each employee’s position, annual base salary or hourly rate of pay (as applicable), target incentive compensation (bonus or commission, as applicable), classification as exempt or non-exempt under the FLSA and applicable state Law, work location, date of hire, and any other benefits provided to each of them, respectively and (ii) all individuals who provide services to the Company or any Subsidiary as independent contractors, consultants, leased employees or in a similar non-employee capacity (“Contingent Workers”), specifying each Contingent Worker’s work location, date of commencement of services, nature of services provided, terms of compensation, and any other benefits provided to each of them, respectively, together with an appropriate notation next to the name of any employee or Contingent Worker on such list who is subject to any Employment Agreement or other document describing the terms and conditions of such individual’s employment or engagement.  Except as set forth on Schedule 4.16(a), the Company has no Employment Agreement with any employee or Contingent Worker pursuant to which the employment or engagement of such employee or Contingent Worker is not terminable at will without any amounts being owed to such individual other than compensation for services performed prior to the date of such termination.

(b)           Except as set forth on Schedule 4.16(b), neither the Company nor any Subsidiary is a party to or bound by any Employment Agreement.  The Members have provided to the Purchaser correct and complete copies of each Employment Agreement to which the Company or any Subsidiary is a party, or by which any of them is otherwise bound.  Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company or any Subsidiary, as applicable.  There is no existing default, violation or breach of the Company or any Subsidiary, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement.  Except as set forth on Schedule 4.16(b), neither the Company, any Subsidiary nor any Member has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company or any Subsidiary with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transactions or otherwise.

(c)           Except as indicated on Schedule 4.16(c), all officers and employees of the Company and each Subsidiary are active on the date hereof and no employee has notified the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions or otherwise within one (1) year after the Closing Date.

Section 4.17          Company Benefit Plans.

(a)           Set forth on Schedule 4.17(a) is a list of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Members have made available to the Purchaser correct and complete copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms; (ii) where applicable, any trust agreements, insurance policies and other documents establishing other funding arrangements; (iii) any summary plan descriptions and employee handbooks; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination (or opinion) letter, if any, from the IRS; (v) all filings required to be made with any Governmental Entity during the two (2) calendar years preceding the date of this Agreement; (vi) the two (2) most recent financial statements and actuarial valuation reports thereof; and (vii) any materials relating to any government investigation or audit or any submission under any voluntary compliance procedures.

(b)           None of the Company or any of its Subsidiaries nor any ERISA Affiliate has ever maintained or been required to contribute to any benefit plan subject to Title IV of ERISA, or subject to Section 412 of the Code or Section 302 of ERISA.  None of the Company or any of its Subsidiaries nor any ERISA Affiliate has ever has been required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.  No Liability under Title IV of ERISA has been or is expected to be incurred by any of the Company or any of its Subsidiaries or any ERISA Affiliate.

(c)           Each Company Benefit Plan, including any associated trust or fund, has been administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, except to the extent that any such noncompliance could not result in a material liability.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan, and no event has occurred and no facts or circumstances exist that would cause the IRS to revoke or fail to issue such letter.  None of the Company or any of its Subsidiaries has filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(d)           None of the Company or any of its Subsidiaries, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any of the Company or any of its Subsidiaries to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(e)           All contributions, assessments and premium payments required to be made on account of each Company Benefit Plan have either been made or accrued on the Financial Statements, and each of the Company and its Subsidiaries has timely deposited all amounts withheld from employees into appropriate trusts or accounts, and no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year.  There are no existing or, to the Knowledge of the Members, threatened Legal Proceedings relating to a Company Benefit Plan, other than routine claims for information or benefits in the Ordinary Course and there is no reasonable basis for any such Legal Proceeding (other than such routine claims).

(f)            Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and none of the Company or any of its Subsidiaries has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service.  Except as set forth on Schedule 4.17(f), each Company Benefit Plan may be amended or terminated by one of the Company or any of its Subsidiaries (as applicable) without any material Liability (except Ordinary Course administration expenses).

(g)           Except as set forth on Schedule 4.17(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any of the Company or any of its Subsidiaries under any Company Benefit Plan, (ii) result in any severance, termination or similar types of payments or benefits or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any of its Subsidiaries.

(h)           Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, except to the extent that any such noncompliance could not result in a material liability.

(i)            Each of the Company and its Subsidiaries and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010.  No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any of the Company or any of its Subsidiaries or any Company Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

Section 4.18          Labor Relations.  The Company and its Subsidiaries are and during the last five (5) years have been in compliance in all material respects with all applicable Laws, contracts, policies, plans and programs relating to employment and employment practices, including those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, harassment and retaliation, the reporting, withholding and payment of Taxes, occupational safety and health, family and medical leave, and immigration.  Except as set forth in Schedule 4.18, (a) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or legally binding commitment to any labor union or employee organization or group in respect of or affecting employees; (b) neither the Company nor any of its Subsidiaries is currently engaged in, or has any obligation to engage in, any negotiation with any labor union or employee organization; (c) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of any Member, threatened complaint regarding any alleged unfair labor practices as so defined; (d) there is no, and during the past five (5) years there has been no, strike, labor dispute, work slowdown or stoppage pending or, to the Knowledge of any Member, threatened against the Company or any of its Subsidiaries; (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of any Member, threatened against the Company or any of its Subsidiaries; (f) neither the Company nor any of its Subsidiaries is or has been the subject of any union organization effort; (g) all current and former employees of the Company and its Subsidiaries have been properly classified and compensated for all time worked in accordance with all applicable Laws and Employee Benefit Plans; (h) all current and former Contingent Workers have been properly classified as independent contractors, consultants, leased employees or in a similar non-employee capacity, rather than as employees of the Company or any Subsidiary, for purposes of all applicable Laws and Company Benefit Plans; (i) during the ninety (90)-day period prior to the date hereof, neither the Company nor any Subsidiary has taken any action that constitutes a “mass layoff” or “plant closing” within the meaning of WARN, and no such action is currently planned or anticipated; and (j) all employees of the Company and its Subsidiaries are legally authorized to work in the U.S.

Section 4.19          Insurance Contracts.  Schedule 4.19(a) sets forth a list of all policies of insurance maintained (currently maintained or held within the last five (5) years), owned or held by the Company and its Subsidiaries on, or covering, any property, assets or personnel of the Company or any Subsidiary as of the date hereof, specifying insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto.  The current Insurance Contracts are in full force and effect, and the current Insurance Contracts will continue in effect after the Closing Date.  Neither the Company nor any of its Subsidiaries has received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts.  Except as set forth in Schedule 4.19(b), neither the Company nor any Subsidiary is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract; nor has the Company nor any Subsidiary failed to give any notice of any material claim under such Insurance Contract in due and timely fashion; nor has the Company nor any Subsidiary ever been denied or turned down for insurance coverage. Schedule 4.19(c)

contains a list of all pending claims and any claims or Losses in the past three years with any insurance company by any of the Company or its Subsidiaries.  None of the Company or any of its Subsidiaries has made any claim under any such policy during the two-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Company or any of its Subsidiaries, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (ii) no insurer has threatened in writing to cancel any such policy.  None of the Company or any of its Subsidiaries maintains any self-insurance or co-insurance programs.

Section 4.20          Environmental, Health and Safety Matters.  Except as set forth on Schedule 4.20:

(a)           the Company and each Subsidiary possess all Permits required under, and the operations of the Company are in full compliance with, all Environmental Laws, and the operations of the Company and each Subsidiary are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws, or any notice or demand letter issued thereunder;

(b)           neither the Company nor any Subsidiary has received notice of actual or threatened Liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and to the Knowledge of the Members there is no fact or circumstance that could form the basis for the assertion of any Legal Proceeding against the Company or any Subsidiary under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location utilized by the Business;

(c)           neither the Company nor any Subsidiary has entered into or agreed to enter into, and neither the Company nor any Subsidiary has contemplated entering into, any consent decree or Order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative Order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d)           neither the Company nor any Subsidiary has been alleged to be in violation of, and has not been subject to any Legal Proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e)           there has not occurred, nor is there presently occurring, a discharge of any Hazardous Material on, into or beneath the surface of any real property currently owned or leased by the Company or any Subsidiary, in an amount requiring notice or report to a Governmental Entity;

(f)            neither the Company nor any Subsidiary is subject to any Legal Proceeding, obligation, Liability, Loss, damage or expense of any kind or nature whatsoever, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company or any Subsidiary, or the Company’s or any Subsidiaries’ employees, agents or representatives or arising out of the ownership, use, control, or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) from which any Hazardous Materials were Released;

(g)           the Company has made available to the Purchaser correct and complete copies of all reports, Contracts, correspondence, memoranda, computer data and the complete files relating to Environmental matters of the Company and its Subsidiaries; and neither the Company nor any Subsidiary has paid any fine, penalty or assessment within the prior five (5) years with respect to Environmental matters;

(h)           neither the Company nor any Subsidiary nor any of its predecessor entities manufactures or has manufactured any product containing asbestos;

(i)            no Company Real Property, improvement or equipment of the Company or any Subsidiary contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers; and

(j)            neither the Company nor any Subsidiary has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.21          Intellectual Property.

(a)           Schedule 4.21(a) contains a list of each item of Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property (including registration number, application number, patent number, filing date, issue date, mark or title, and jurisdiction), and identifies that which is Company Owned Intellectual Property and that which is Licensed Intellectual Property.

(b)           No Company Owned Intellectual Property or product or service marketed or sold by the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer, sale or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, registrability, ownership, use or enforceability of such Company Intellectual Property or any such product or service.  Each item of Company Registered Intellectual Property is valid, enforceable and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the maintenance, renewal and recordation of such Company Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other Governmental Authorities in the U.S. or foreign jurisdictions.

(c)           The Company Intellectual Property constitutes all of the Intellectual Property that is necessary and sufficient for the Company to operate and conduct the Business in the manner in which it is currently being conducted and proposed to be conducted.  The Company or the applicable Subsidiary of the Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Company’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted) to, each item of Company Intellectual Property, which will continue unaffected by the consummation of the Transactions, free and clear of any Lien.  Except as set forth on Schedule 4.21(c), the Company or the applicable Subsidiary of the Company, as applicable, is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Company or any Subsidiary in connection with the advertisement, marketing or sale of any products or the provision of any services of the Company or any of its Subsidiaries, free and clear of all Liens.  Neither the Company nor any Subsidiary has granted any rights or interest in the Company Intellectual Property to a third party.

(d)           The Company owns exclusively and has good title to all Copyrighted works, including Software, of the Company or any of its Subsidiaries that (i) are products of the Company or any Subsidiary or (ii) the Company or any of its Subsidiaries own or otherwise expressly purport to own, free and clear of all Liens.  Schedule 4.21(d) lists all works of original authorship used by the Company or any Subsidiary and prepared by or on behalf of the Company or any Subsidiary (including Software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company or any Subsidiary has obtained or is seeking a Copyright registration for such works.

(e)           To the extent that the Company Intellectual Property has been developed or created by a third party for the Company or any Subsidiary, the Company or Subsidiary, as applicable, has a written agreement with such third party with respect thereto and the Company or Subsidiary, as applicable, thereby either (i) has ownership of and is the exclusive owner of, or (ii) has an irrevocable license (sufficient for the operations of the Company and each Subsidiary as currently conducted and as proposed to be conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment, to the fullest extent it is legally possible to do so.

(f)            The operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, including the Company’s and any Subsidiaries’ design, development, manufacture, marketing, distribution and sale of the products or services of the Company and any such Subsidiary (including with respect to products or services currently under development) and the Company Intellectual Property owned by the Company or any of its Subsidiaries, has not, does not and shall not, infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of any Member, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)           The Members have no Knowledge of, and have not received written notice of or any other overt threat from any third party, that the operation of the Company and its Subsidiaries as it is currently conducted and as proposed to be conducted, or any act, product or service of the Company or any Subsidiary, infringes or misappropriates the

Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h)           To the Knowledge of the Members, no Person has or is infringing or misappropriating any Company Intellectual Property.

(i)            The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the rights of the Company and its Subsidiaries in the Confidential Information and any trade secret or confidential information of third parties used by the Company or any Subsidiary, and, except under confidentiality obligations, there has not been any disclosure by the Company or any Subsidiary of any Confidential Information or any such trade secret or confidential information of third parties.

(j)            Except as set forth on Schedule 4.21(j), the Company Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries immediately prior to consummation of the Transactions shall be owned or available for use by the Company and its Subsidiaries after the Closing without payment (or incurring an obligation to make any payment) of fees, royalties or other expenses to a third party or consent of a third party.

Section 4.22          Software.

(a)           Schedule 4.22(a) sets forth a correct and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software, and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by the Company or any Subsidiary.  The Company and each of its Subsidiaries has the right to use the Company Software, which will continue unaffected by the consummation of the Transactions, free and clear of all Liens.

(b)           Except as set forth on Schedule 4.22(b), the Company and its Subsidiaries have all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens.  The Company or its applicable Subsidiary has developed the Company Proprietary Software through its own efforts, as described in Section 4.22(d), and for its own account.  The use of the Company Software does not breach any term of any license or other contract between the Company or any Subsidiary, on the one hand, and any third party, on the other hand.  The Company and its Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company or any Subsidiary relating to the Company Licensed Software.

(c)           The Company Proprietary Software does not infringe or misappropriate any Intellectual Property right of any third party.  The source code for the Company Proprietary Software is and has been maintained in confidence and is not maintained (or required to be maintained) in a software escrow for any customer or other Person.  The Company and each of its Subsidiaries have actual possession of the source code, system documentation, statements of principles of operations and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level language used for the development, maintenance, implementation and use of the Company Proprietary Software.

(d)           The Company Proprietary Software was: (i) developed by the Company’s employees working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its Intellectual Property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the Company Proprietary Software.  Neither the Company nor any Subsidiary has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e)           Neither the Company nor any Subsidiary has granted rights in the Company Software to any third party.

(f)            The Company Proprietary Software operates in all material respects in accordance with and conforms in all material respects to any specification, manual, guide, description and other similar documentation delivered by the Company or any of its Subsidiaries to customers, end-users, original equipment manufacturers or resellers.

(g)           Schedule 4.22(g) contains a list and description of all Open Source Software incorporated, embedded in or used by the Company Proprietary Software or used by the Company or any of its Subsidiaries in any product or in connection with any service, and describes: (i) the manner in which any Copyleft Software is used; (ii) whether (and, if so, how) such Copyleft Software has been modified by or for the Company or any of its Subsidiaries; (iii) whether (and, if so, how) such Copyleft Software is distributed (e.g., electronically, on disc, with any Company Software, separate from any Company Software) by or for the Company or any of its Subsidiaries or any licensee of the Company or any of its Subsidiaries; and (iv) whether (and if so, how) such Copyleft Software is integrated with, interacts with or links to (dynamically or statically) other portions of any Company Proprietary Software.  No part of the Company Proprietary Software or any product or service of the Company or any of its Subsidiaries is licensed, distributed or disclosed, or required by the terms of any Open Source License to be licensed, distributed or disclosed, pursuant to such Open Source License.  The use and distribution of all Open Source Software by the Company and each of its Subsidiaries is in full compliance with all Open Source Licenses applicable thereto.

Section 4.23          Transactions with Affiliates.  Except as set forth on Schedule 4.23, no officer, manager or director of the Company, any Subsidiary or any Affiliate of either, no Person with whom any such officer, manager or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, manager or director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no

Affiliate of any of the foregoing and no current or former Affiliate of the Company or any Subsidiary has any interest in: (a) any Contract with, or relating to, the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any Subsidiary.

Section 4.24          Undisclosed Payments.  Neither the Company, any Subsidiary nor any of their respective officers, managers or directors, nor anyone acting on behalf of any of them, has made or received any payment not materially correctly categorized and fully disclosed in the Company’s or Subsidiaries’ books and records in connection with or in any way relating to or affecting the Company or any Subsidiary.

Section 4.25          Customer and Supplier Relations.  Schedule 4.25(a) contains a correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended on the Closing Date.  The Company and its Subsidiaries maintain good relations with each of its Customers and Suppliers and, to the Knowledge of the Members, no event has occurred that would reasonably be expected to materially and adversely affect the Company’s or Subsidiaries’ relations with any Customer or Supplier.  Except as set forth on Schedule 4.25(b), no Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of any Member, made any threat to cancel or otherwise terminate any of its contracts with the Company or any Subsidiary or to decrease its usage or supply of the Company’s or any Subsidiaries’ services or products of the Business.  No Member has any Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Company or any Subsidiary, either as a result of the Transactions or otherwise.

Section 4.26          Notes and Accounts Receivable.

(a)           Notes.  All notes receivable and notes payable (the “Affiliate Loans”) of the Company and its Subsidiaries owing by or to any director, manager, officer, employee or Affiliate of the Company or any Subsidiary or by or to any Member have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof.

(b)           Accounts Receivable.  The Members have delivered to the Purchaser a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of that date.  Except as set forth on Schedule 4.26(b), to the Knowledge of the Members, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to an assignment for the benefit of creditors.  Except as set forth on Schedule 4.26(b), all such Receivables are current and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Schedule 4.26(b), all receivables reflected on the Balance Sheet (and that will be reflected on the Final Working Capital Schedule) (net of any reserves shown thereon), (i) are validly existing and consistent with the Company’s

Ordinary Course past practices, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course, and (iii) are not subject to any refund or adjustment or any defense, right of set off, assignment, restriction, security interest or other Lien.  Neither the Company nor any Subsidiary has factored any of its receivables.

(c)           Accounts Payable.  The accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet (and that will be reflected on the Final Working Capital Schedule) arose or will arise from bona fide transactions in the Ordinary Course.

Section 4.27          Licenses.

(a)           Schedule 4.27 is a correct and complete list of all Licenses held by the Company and each Subsidiary.  The Company and its Subsidiaries own or possess all Licenses that are necessary to enable them to carry on their operations as presently conducted.  All such Licenses are valid, binding and in full force and effect.  The execution, delivery and performance hereof and the consummation of the Transactions shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity.  The Company has taken all necessary action to maintain each License.  No loss or expiration of any License is pending or, to the Knowledge of any Member, threatened (other than expiration upon the end of any term).

(b)           To the Knowledge of the Members, each independent contractor listed on Schedule 4.16 has the requisite License required to provide the services such independent contractor provides the Company and any Subsidiary, as applicable.

Section 4.28          Ethical Practices.  Neither the Company, any of its Subsidiaries nor any representative thereof has offered or given, and no Member has any Knowledge of any Person that has offered or given on behalf of the Company, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29          Product and Service Warranties and Guaranties.

(a)           Subject to Ordinary Course returns as to which reserves have been established, each product designed, manufactured, sold, leased, provided or delivered by the Company or any of its Subsidiaries, and each service provided by the Company or any of its Subsidiaries, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity with the specifications for such product or services, as applicable, and applicable Contract commitments, Laws and warranties.  There are no material defects in any such product or services.  Except as set forth on Schedule 4.29, in the past six (6) years (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any product or service of the Company, and to the Knowledge of the Members, there is no reasonable basis for any of the foregoing, and (ii) none of the Company or any of its Subsidiaries has been required to file, or has filed, any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service, and, to the Knowledge of the Members, there is no reasonable basis for any of the foregoing.

(b)           Schedule 4.29(b) sets forth a true, correct and complete list of (i) all boats sold by the Company or any of its Subsidiaries in the past three (3) years for which the Company or any of its Subsidiaries paid warranty claims in the past three (3) years, as well as the aggregate of all such claims per boat, and (ii) all boats repurchased by the Company or any of its Subsidiaries in the past three (3) years due to warranty issues or other claims or disputes as well as the customer, a summary of the nature of the issue, cost incurred to date, and current status of such warranty claim. Except as set forth on Schedule 4.29(b), there are and within the past three (3) years were no other warranty claims or disputes against or involving the Company or any of its Subsidiaries or any other material claims or disputes against or involving the Company or any of its Subsidiaries, in any case, with respect to any product or service designed, manufactured, sold, leased or delivered by the Company or any of its Subsidiaries.

(c)           Except as set forth on Schedule 4.29(c), within the past five years, no Governmental Authority has alleged that any product designed, manufactured, sold, or leased by any of the Company or any of its Subsidiaries is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority that has not been fully remedied.

(d)           Schedule 4.29(d)(i) sets forth the standard forms of warranties used by the Company and its Subsidiaries.  Except as set forth in Schedule 4.29(d)(ii) or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof), none of the Company or any of its Subsidiaries has given to any Person any guaranty or warranty, right of return, or other indemnity or remedy relating to the products designed, manufactured, sold, leased, provided or delivered by any of the Company or its Subsidiaries or the services provided by any of the Company or its Subsidiaries.  None of the Company or any of its Subsidiaries has any Liability of the nature which is required to be disclosed in a balance sheet prepared in accordance with GAAP with respect to products or services of the Company or any of its Subsidiaries except as set forth in such standard forms of warranties or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof).

Section 4.30                             Brokers, Finders and Investment Bankers.  Except for Legacy, neither the Company, any of its Subsidiaries, nor any Member, nor any officer, member, manager, director or employee of the Company or any of its Subsidiaries or any of their respective Affiliates, has employed any broker, finder or investment banker or incurred any Liability or entered into any Contract for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.  The Members are solely responsible for the fees and expenses of Legacy set forth on Schedule 4.30.  Following the Closing, none of the Company or any of its Subsidiaries shall have any Liability or obligation to Legacy or any other broker, finder, investment banker, financial advisor, consultant or any other similar agent or representative.

Section 4.31                             Bank Accounts.  Schedule 4.31 sets forth a correct and complete list and description of all bank accounts used by the Company and its Subsidiaries.

Section 4.32                             Member Guarantees.  Except as set forth on Schedule 4.32, no Member has guaranteed any obligations or Liabilities of the Company or any Subsidiary under any guarantee, letter of credit, bid bond or performance bond.

Section 4.33                             Computer Systems.  Neither the Company nor any of its Subsidiaries has experienced, since December 31, 2012, any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or technology used by the Company or any of its Subsidiaries.  The computer systems, including Software, computer hardware, networks, interfaces, servers, and storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by the Company and any of its Subsidiaries (collectively, the “Company Systems”) are reasonably sufficient for the needs of their respective businesses as currently conducted and as proposed to be conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.  There have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information.

Section 4.34                             Data Privacy.  To the Knowledge of the Members, the Company and its Subsidiaries have complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of Personal Data to which the Company and its Subsidiaries are currently or were then subject.  Neither the Company nor any of its Subsidiaries has received any written inquiries from or been subject to any audit or Legal Proceeding by any Governmental Entity regarding their compliance with the foregoing. To the Knowledge of the Members, the Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all Personal Data in connection with the Business consistent and compliant in all material respects with applicable Law relating to privacy and data protection.  The Company and its Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company and its Subsidiaries from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and its Subsidiaries.  No Legal Proceeding alleging (a) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (b) any breach, misappropriation, or unauthorized disclosure, access, use or dissemination of any Personal Data has been asserted or, to the Knowledge of the Members, threatened against the Company or any of its Subsidiaries by any Person. Since December 31, 2012, there has not been (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination of any Personal Data.

Section 4.35                             Disclosure.  No representation, warranty or covenant made by any Member in this Agreement, the Schedules or the Exhibits or any Member Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein not misleading.

ARTICLE V.
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each of the Members, severally and not jointly, represents and warrants to the Purchaser as follows as of the date hereof:

Section 5.1                                    Authorization.  Such Member has the right, power, authority and capacity to execute and deliver this Agreement and each Member Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Member Ancillary Documents by the Members and the consummation of the Transactions have been duly authorized by all required action on the part of the Members.  This Agreement and the Member Ancillary Documents have been duly executed and delivered by such Member, and do or shall, as the case may be, constitute a valid and binding agreement of such Member enforceable against such Member in accordance with their respective terms, except as the enforceability thereof may be limited by subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.2                                    Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Member Ancillary Documents, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to such Member, (b) any judgment, decree or order of any Governmental Entity to which such Member is a party or by which such Member or any of its properties are bound, or (c) any Law or arbitration award applicable to such Member.

Section 5.3                                    Ownership of Equity.

(a)                                 Such Member has good and valid title to and beneficial ownership of the number of Membership Interests of the Company set forth next to such Member’s name on Annex A, and such Membership Interests are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

(b)                                 Other than the Membership Interests listed on Annex A, such Member owns no Equity Security of the Company or any Subsidiary, or any Option to have any such Equity Security issued.

Section 5.4                                    Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of such Member, threatened against, relating to or involving such Member which could reasonably be expected to adversely affect such Member’s ability to consummate the Transactions.

Section 5.5                                    Amounts Owed to Members.  Neither the Company nor any Subsidiary owes or is obligated to pay such Member any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the limitations set forth herein, Purchaser hereby represents and warrants to the Members as follows:

Section 6.1                                    Organization.  The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2                                    Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Purchaser Ancillary Documents have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.3                                    Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the Transactions and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the Organizational Documents of the Purchaser, (b) any contract agreement, permit, franchise license or other instrument applicable to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any Law applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the Transactions.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Member Ancillary Documents, or the consummation of the Transactions, provided, however, no warranty is made with respect to any Hart-Scott-Rodino filing, each party having made its own independent analysis and concluded not filing is required.

Section 6.4                                    Financial Ability.  The Purchaser has sufficient funds, whether through third-party debt financing pursuant to the terms of one or more debt commitment letters or otherwise, to consummate the Transactions, including making the Closing Payments.  The Purchaser’s obligation to consummate the Transactions is not contingent upon or otherwise subject to consummation of any financing arrangements, obtaining any financing or the availability, grant, provision or extension of any financing to the Purchaser.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement requires the Purchaser to obtain or agree to obtain any financing in connection with the Transactions.

ARTICLE VII.
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1                                    Public Announcements.  Following the date hereof, the Purchaser may issue such press releases or public announcements and make such other public disclosures related to this Agreement or the Transactions as it determines are required or deems appropriate, provided, however, that Purchaser shall provide copies of such public announcements to the Member Representative. None of the Company, the Members or the Member Representative shall issue or make any report, statement or release to the public (including employees, customers and suppliers of the Company or its Subsidiaries) with respect to this Agreement or the Transactions without the consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 7.2                                    Company Benefit Plans and Employment Agreements.

(a)                                 Prior to the date hereof, the Company and each of its Subsidiaries shall have made all required contributions and paid all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date.

(b)                                 Effective immediately prior to the execution and delivery of this Agreement, the Company and each of its Subsidiaries have taken all action required (i) to make any amendments to any Company Benefit Plan required to comply with Law for periods on or before the Closing Date, (ii) to file or furnish all documentation related to the Company Benefit Plans that are required to be filed with or furnished to any participant or Governmental Entity to comply with Laws for periods on or before the Closing Date, and (iii) terminate any Company Benefit Plan which is described in Section 401(k) of the Code and which is sponsored, or contributed to, by the Company or any Subsidiary (each, a “401(k) Plan”).  As of the Closing, the Company shall have provided the Purchaser with (i) resolutions adopted by the appropriate board of directors terminating each 401(k) Plan and (ii) if necessary, an executed amendment to each 401(k) Plan sufficient to ensure compliance with all applicable requirements of the regulations so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(c)                                  From and after the Closing, the Members shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser to assist the Purchaser or one of its Affiliates to enter into employment agreements with certain employees of the Company in substantially in the form attached to this Agreement as Exhibit 7.2(c) with such modifications as are acceptable to the Company and the employees (the “Secondary Employment Agreements”).

(d)                                 From and after the Closing, the Members shall in good faith cooperate with the Purchaser and enter into, and take all actions reasonably requested by the Purchaser to assist the Purchaser to enter into non-competition and non-solicitation agreements with certain employees of the Company in substantially in the form attached to this Agreement as Exhibit 7.2(d) with such modifications as are acceptable to the Company and the employees (the “Secondary Non-Compete Agreements”).

Section 7.3                                    Insurance.  From and after the Closing, the Members shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the Insurance Contracts that are currently in force.  All costs relating to the actions described in this Section 7.3 shall be borne by the Purchaser.

Section 7.4                                    Confidential Information.  Each Member shall hold in confidence at all times following the date hereof Confidential Information and shall not disclose, publish or make use of such Confidential Information at any time following the date hereof without the prior written consent of the Purchaser.

Section 7.5                                    SEC Compliance.  The Members shall (a) use their commercially reasonable efforts to cause the Company’s independent auditors (the “Company Auditors”) to deliver such representations, reports, historical financial information, other information, and consents as are requested by the Purchaser in order to comply with the rules and regulations of the SEC and other Laws applicable to the Purchaser, including Rule 305 of Regulation S-X of the Securities Act, (b) use their commercially reasonable efforts to, and use their commercially reasonable efforts to cause the Company Auditors to, assist with and facilitate the preparation of the reviewed consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the six month period then ended (such financial statements are collectively referred to herein as the “Reviewed Financial Statements”) prior to the sixtieth (60th) day following the Closing Date, and (c) if any pro forma financial statements are required by such SEC rules and regulations or other Laws (the “Required Pro Forma Financials”), use their commercially reasonable efforts to, and use their commercially reasonable efforts to cause the Company Auditors to, assist with and facilitate the completion of such Required Pro Forma Financials prior to the sixtieth (60th) day following the Closing Date.  All costs relating to the actions described in this Section 7.5 shall be borne by Purchaser.

Section 7.6                                    Tax Matters.

(a)                                 Tax Treatment.  It is the intent of the Parties that the purchase of the Membership Interests by the Purchaser from the Members be treated as a taxable sale of partnership interests (without regard to any State law exclusions) by each such Member and an acquisition of the assets of the Company and its Subsidiaries by the Purchaser consistent with Revenue Ruling 99-6 (the intended U.S. federal income Tax treatment described in this sentence, the “Intended Tax Treatment”), and no such Party shall take any action inconsistent with such intent unless required by applicable law. The Parties shall prepare all applicable income Tax Returns and shall take all income Tax positions in a manner consistent with the Intended Tax Treatment unless otherwise required by applicable law.

(b)                                 Purchase Price Allocation.  No later than thirty (30) days following the determination of the Final Working Capital Schedule, the Purchaser shall provide the Member Representative with an allocation of the Purchase Price and the liabilities of the Company and its Subsidiaries (plus other relevant items) between those assets of the Company and its Subsidiaries that are treated as capital assets within the meaning of Section 1221 of the Code and those assets treated as inventory items and unrealized receivables within the meaning of Section 751 of the Code (the “Purchase Price Allocation”).  The Purchaser shall permit the Member Representative to review and comment on the Purchase Price Allocation. If the Member Representative notifies the Purchaser in writing within twenty (20) calendar days of receipt of the Purchaser’s proposed Purchase Price Allocation that the Member Representative objects to one or more of the items reflected in the Purchase Price Allocation, then the Member Representative and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Member Representative and the Purchaser are unable to resolve any dispute with respect to the Purchase Price Allocation within ten (10) calendar days following the Purchaser having received written notice of objection from the Member Representative, then such dispute shall be resolved by the Arbitrator. The fees of the Arbitrator shall be allocated between the Purchaser and the Members in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Arbitrator) bears to the total amount of disputed items submitted by the Purchaser and the Member Representative. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

(c)                                  Tax Periods Ending on or Before the Closing Date.

(i)                                               The Member Representative shall prepare or cause to be prepared (at Members’ expense) and file or cause to be filed all flow-through income Tax Returns (including IRS Form 1065) for taxable periods of the Company and its Subsidiaries ending on or before the Closing Date which are filed after the Closing Date.  Each such income Tax Return shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law and shall not include any election to be subject to the Revised Partnership Tax Audit Procedures, including by way of election under Section 301.9100-22T of the Treasury Regulations. The Member Representative shall provide a copy of each such Tax Return to the Purchaser at least twenty (20) days prior to the deadline for filing such Tax Return (taking into account any applicable extension of time for filing such Tax Return), and shall permit the Purchaser to review and comment on such Tax Return prior to filing.  If the Purchaser disputes any items reported on any such Tax Return, the Purchaser and the Member Representative shall consult and resolve in good faith any issues arising as a result of the review of and comment on such Tax Return.

(ii)                                            Except for the Tax Returns described in Section 7.6(c)(i), the Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its respective Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  The Purchaser shall be reimbursed by the Members, on a joint and several basis, for Taxes of the Company and its respective Subsidiaries with respect to all Taxable periods ending on or before the Closing Date within fifteen (15) days after payment by the Purchaser or the Company or any Subsidiary of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Working Capital Schedule and taken into account as an adjustment to the Purchase Price.

(d)                                 Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and each Subsidiary for any Tax period which begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”).  The Purchaser shall be reimbursed by the Members, on a joint and several basis, for an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days after payment by the Purchaser or the Company or any Subsidiary of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Working Capital Schedule.  For purposes of this Section 7.6(d) and Section 10.1(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the

Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date.

(e)                                  Preparation of Tax Returns.  The Purchaser shall provide the Member Representative with copies of any Tax Returns to be filed by the Purchaser pursuant to Section 7.6(c)(ii) and Section 7.6(d) at least twenty (20) days prior to the due date thereof (giving effect to any extensions thereto).  The Member Representative shall have the right to review and comment on such Tax Returns prior to the filing of such Tax Returns and the Purchaser and the Member Representative shall consult and resolve in good faith any comments made by the Member Representative.

(f)                                   Cooperation on Tax Matters.  The Company, each Subsidiary, the Members and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.6 and any audit, examination or other Legal Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, examination or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and the Members agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(g)                                  Tax Sharing Agreements.  Any Tax sharing or allocation Contract with respect to or involving the Company or any of its Subsidiaries shall have been terminated as of the date hereof and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(h)                                 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Members when due, and the Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 7.7                                    S-Project Cooperation.  Following the Closing, the Members shall cooperate fully in assisting the Purchaser and the Company with the completion of the S-Project.  Such cooperation shall include (i) the retention and the provision of records and information which are reasonably relevant to the S-Project, (ii) the use of commercially reasonable efforts to obtain any approvals, certificates or other documents from any Governmental Entity or any other Person as may be necessary to complete the S-Project, and (iii) being available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VIII.
CLOSING

Section 8.1                                    Closing.  The Closing will occur contemporaneously with the execution and delivery of this Agreement by the remote exchange of documents and signatures.  The effective time of the Closing (the “Effective Time”) shall be as of 12:00 a.m., New York time, on the Closing Date.

Section 8.2                                    Members’ Closing Deliveries.  At the Closing, the Members will deliver, or cause to be delivered, to the Purchaser each of the following:

(a)                                 a Membership Interest Assignment Agreement in the form attached hereto as Exhibit 8.2(a), duly executed by each Member, evidencing the transfers of the Membership Interests, free and clear of all Liens, by each Member to the Purchaser;

(b)                                 written resignations, effective as of the Closing Date, of the directors or managing members, as applicable, and officers of the Company and its Subsidiaries listed on Schedule 8.2(b);

(c)                                  evidence of the termination of any powers of attorney on behalf of the Company and any Subsidiary set forth in Schedule 4.14(q);

(d)                                 evidence reasonably satisfactory to the Purchaser of the termination of that certain Amended and Restated Membership Sale Agreement, dated as of March 23, 2017, by and between the parties thereto in a manner such that the Company and its Subsidiaries have no Liability following the Closing pursuant to such Contract;

(e)                                  a certificate duly executed by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of the Company and each of its Subsidiaries in their respective jurisdictions of organization and in each other jurisdiction where the Company and its Subsidiaries are qualified to do business and (ii) the effectiveness of the resolutions of the members of the Company authorizing the execution, delivery and performance hereof by the Company passed in connection herewith and the Transactions;

(f)                                   the Escrow Agreement, duly executed by the Member Representative;

(g)                                  the Closing Employment Agreements;

(h)                                 the Non-Compete Agreements;

(i)                                     the organizational record books, minute books and corporate seal (if any) of the Company and each of its Subsidiaries;

(j)                                    a certificate of non-foreign status duly executed by each Member sworn under penalty of perjury and in form and substance required under Treasury Regulation Section 1.1445-2(b)(2)(iv), stating that such Member is not a “foreign person” as defined in Section 1445 of the Code and setting forth such Member’s name, taxpayer identification number and address;

(k)                                 written consents of or notices to, as applicable (or waivers with respect thereto), the third parties to those Company Contracts listed on Schedule 8.01(k) (and all such consents, notices and waivers shall be in full force and effect on and following the Closing).

(l)                                     satisfactory Payoff Letters from each lender to the Closing Date Indebtedness (including any interest accrued thereon and any prepayment or similar penalties, expenses or Liabilities associated with the prepayment of such Indebtedness on the Closing Date);

(m)                             evidence reasonably satisfactory to the Purchaser that all agreements between the Company or any of its Subsidiaries, on the one hand, and any Member or any of their respective Affiliates, on the other hand, other than the Company’s Contract with Star Printing Company, have been terminated, at or prior to the Closing, in each case, in a manner such that the Company and its Subsidiaries have no Liability following the Closing pursuant to such agreements;

(n)                                 the Closing Date Indebtedness Statement, the Closing Date Transaction Expense Statement and the Closing Date Financial Statement; and

(o)                                 all other documents required to be entered into by the Company, any Subsidiary or any Member pursuant hereto or reasonably requested by the Purchaser to convey the Membership Interests to the Purchaser or to otherwise consummate the Transactions.

Section 8.3                                    Purchaser Closing Deliveries.  On the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Member Representative the following:

(a)                                 the Closing Payment to be disbursed at Closing pursuant to Section 3.4, paid and delivered in accordance with such Section;

(b)                                 a certificate duly executed by the Secretary or any Assistant Secretary of the Purchaser, dated the Closing Date, as to (i) the good standing of the Purchaser in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser passed in connection herewith and the Transactions;

(c)                                  the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(d)                                 evidence that the binder agreement with respect to the R&W Insurance Policy is in full force and effect; and

(e)                                  all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE IX.
INDEMNIFICATION

Section 9.1                                    Indemnification Obligations of the Members.  Subject to the provisions of this Article IX, the Members shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, Legal Proceedings, Liabilities, obligations, damages, Losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (but excluding punitive damages) arising out of or relating to:

(a)                                 any breach or inaccuracy of any representation or warranty made by the Company or any Member in this Agreement or the Member Ancillary Documents (for purposes of this Section 9.1(a), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary limitations or qualifications);

(b)                                 any breach of any covenant, agreement or undertaking made by the Company or any Member in this Agreement or the Member Ancillary Documents;

(c)                                  (i) claims made in current, pending or threatened Legal Proceedings against the Company or any Subsidiary, or the Company’s or any Subsidiaries’ employees, agents or representatives on or prior to the Closing or (ii) claims based on violations of Law as in effect on or prior to the Closing, breach of Contract, employment practices or health and safety matters, in each case arising out of the operations of the Company, or any act or omission of the Company or any Subsidiary, or the Company’s or any Subsidiaries’ employees, agents or representatives, prior to Closing;

(d)                                 any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;

(e)                                  (i) for any Taxes of the Company or Subsidiary with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.6(b)) to the portion of such period beginning before and ending on the Closing Date), except to the extent such Taxes were reflected as a current Liability on the Final Working Capital Schedule and taken into account as an adjustment to the Purchase Price, and (ii) for the unpaid Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of Law), and (iii) for the unpaid Taxes of any Person (other than the Company or its Subsidiaries) as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing;

(f)                                   (i) claims by any Member or other holder of Equity Securities of the Company against the Company existing as of the Closing Date or (ii) claims by any purported holder of Equity Securities relating to entitlement to payment of all or any portion of the Purchase Price under this Agreement;

(g)                                  any willful and intentional misrepresentation or fraud by the Company, any Member or any representative of the foregoing related to the Transactions;

(h)                                 any provision of any Environmental Law arising out of, or relating to, (i) any act or omission of the Company, any Subsidiary or any Member or their respective employees, agents or representatives on or prior to the Closing Date or (ii) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used by the Company or any Subsidiary (whether currently or previously owned or leased by the Company or any Subsidiary), including arising from any Release of any Hazardous Material or off-site shipment of any Hazardous Material at, to, or from such real property, plant, facility, site, area or property;

(i)                                     the Closing Date Indebtedness or Transaction Expenses to the extent not paid on or prior to the Closing Date or not otherwise included in the computation of the Closing Payment;

(j)                                    the matters described on Schedule 9.1(j); and

(k)                                 the matters described on Schedule 9.1(k).

The claims, Legal Proceedings, Liabilities, obligations, damages, Losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) but excluding punitive damages) of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 9.2                                    Indemnification Obligations of the Purchaser.  Subject to the provisions of this Article IX, the Purchaser shall indemnify and hold harmless the Member Indemnified Parties from, against and in respect of any and all claims, Liabilities, obligations, Losses, damages, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) but excluding any punitive damages arising out of or relating to:

(a)                                 any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document; or

(b)                                 any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

(c)                                  any WARN Act liability resulting from the Purchaser’s or the Company’s termination of employees post-Closing.

The claims, Legal Proceedings, Liabilities, obligations, damages, Losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Member Indemnified Parties described in this Section 9.2 as to which the Member Indemnified Parties are entitled to indemnification are collectively referred to as “Member Losses.”

Section 9.3                                    Indemnification Procedure.

(a)                                 Promptly after the receipt by any Indemnified Party of notice of the commencement of any Legal Dispute against such Indemnified Party by a third party (including any Governmental Entity) (such action, a “Third Party Claim”), such Indemnified Party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party prompt written notice of such Third Party Claim in reasonable detail, and, if determinable, will indicate the amount or estimated amount of the Member Losses or Purchaser Losses (as the case may be) that has or may be sustained thereby by such Indemnified Party.  The failure to give such notice will not relieve any Indemnifying Party from any obligation under this Agreement except to the extent of any actual prejudice suffered by the Indemnifying Party as a direct result of such failure.

(b)                                 The Indemnified Party shall have the right to direct, through counsel of its own choosing reasonably satisfactory to the Indemnifying Party, the defense or settlement of any Third Party Claim, and the cost of such defense or settlement shall be at the expense of the Indemnifying Party if such Third Party Claim is a claim as to which the Purchaser Indemnified Party is entitled to Indemnification.  If the Indemnified Party elects to assume the defense of any such claim or proceeding, the Indemnifying Party may participate in such defense, at its own expense. The Indemnifying Party may not settle any Third Party Claim in any way that could reasonably be expected to prejudice the Indemnified Party in any material respect without first having received the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Likewise, the Indemnified Party may not settle any Third Party Claim without first having received the consent of the Indemnifying Party which will not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party and Indemnified Party shall provide the other Party with access during normal business hours to its records and personnel relating to any such claim, assertion, event or proceeding and shall otherwise cooperate in the defense or settlement thereof (provided that such access and cooperation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of either party). If the Indemnifying Party elects to direct the defense of any such Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of the claim or demand arising therefrom, unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Third Party Claim. If any such payment is made, and if the Members’ are liable for such matter pursuant to Article IX,  such payment, subject to the limitations contained in Article IX, shall constitute a Loss includable in Purchaser Losses or Member Losses (as applicable) for purposes of Section 9.1 or Section 9.2, respectively.  Notwithstanding the foregoing, the Indemnifying Party may elect to defend, at the Indemnifying Party’s expense, any Third Party Claim that satisfies each of the following conditions: (i) the Third Party Claim will not have a material effect on the Business, (ii) involves only a claim for monetary damages, (iii) the Indemnifying Party has acknowledged in writing responsibility for the expenses associated with defending the Third Party Claim, (iv) the Indemnified Party reasonably believes that the Indemnifying Party can adequately represent the interests of the Indemnified Party, and (v) the Purchaser Losses in connection with such Third Party claim are not reasonably expected to exceed the maximum amount for which the Indemnified Party would be liable pursuant to Section 9.5.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a Third Party Claim pursuant to Section 9.3(a) that the Indemnifying Party elects to undertake the defense thereof, or if, after commencing or undertaking the defense of any Action, fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof.

(c)                                  In the event an Indemnified Party claims a right to payment pursuant to a this Agreement, other than pursuant to a Third Party Claim in accordance with Section 9.3(a), such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify the basis for such claim and the amount of such claim.  The failure by any Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 9.1 except to the extent of any actual prejudice suffered by the Indemnifying Party as a direct result of such failure.  In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party under this Article IX or the amount thereof, the claim specified by the Indemnified Party in such notice will be (subject to the limitations provided in this Article IX, including, but not limited to, Purchaser Cap, the P-Project Cap and the Fundamental Obligation Cap as applicable) conclusively deemed a Purchaser Loss or Member Loss (as the case may be) of the Indemnifying Party under this Article IX, and the Indemnifying Party will (subject to the limitations provided in this Article IX, including, but not limited to, Purchaser Cap, the P-Project Cap and the Fundamental Obligation Cap as applicable) pay the amount of such Purchaser Loss or Member Loss (as the case may be) to the Indemnified Party owed pursuant to this Article IX to the Indemnified Party on demand or, in the case of any notice in which the amount of the Purchaser Loss or Member Loss (as the case may be) (or any portion of the claim) is estimated, on such later date when the amount of such Purchaser Loss or Member Loss (as the case may be) to the Indemnified Party owed pursuant to this Article IX becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such Purchaser Loss or Member Loss (as the case may be) or the amount thereof as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final non-appealable determination of the merits and amount of such claim, the Indemnifying Party will pay (subject to the limitations provided in this Article IX, including, but not limited to, Purchaser Cap, the P-Project Cap and the Fundamental Obligation Cap as applicable) to the Indemnified Party in immediately available funds an amount equal to the portion of such claim that is determined to be owed pursuant to the Indemnified Party  to the terms of this Agreement.

(d)                                 Subject to the Fundamental Obligation Cap, any indemnification obligation of the Members pursuant to this Article IX with respect to Fundamental Obligations shall be satisfied (i) first from the Escrow Fund and (ii) if (with respect to claims relating solely to Fundamental Obligations) the Escrow Fund is insufficient or has been fully distributed, by the Members on a joint and several basis (but only with respect to Claims relating solely to Fundamental Obligations).  Notwithstanding the foregoing:

(i)                       any indemnification obligation of the Members pursuant to this Article IX with respect to the matter identified as the “S-Project” on Schedule 9.1(j) shall not be subject to the Fundamental Obligation Cap and shall be satisfied (i) first from the S-Project Escrow Fund and (ii) if the S-Project Escrow Fund is insufficient or has been fully distributed, by the Members on a joint and several basis;

(ii)                    any indemnification obligation of the Members pursuant to this Article IX with respect to the matters identified as the “T-Project” or the “B-Project” on Schedule 9.1(j) shall not be subject to the Fundamental Obligation Cap and shall be satisfied (i) first from the Escrow Fund and (ii) if the Escrow Fund is insufficient or has been fully distributed, by the Members on a joint and several basis; and

(iii)                 any indemnification obligation of the Members pursuant to this Article IX with respect to the matters identified as the “P-Project” on Schedule 9.1(j) shall be subject to the P-Project Cap and shall be satisfied (i) first from the Escrow Fund and (ii) if the Escrow Fund is insufficient or has been fully distributed, by the Members on a joint and several basis.

(e)                                  All other claims for indemnification by the Indemnified Parties shall be subject to the Purchaser Cap all as provided in Section 9.5.

Section 9.4                                    Claims Period.  The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a)                                 with respect to indemnification claims by Purchaser Indemnified Parties for Purchaser Losses arising under:

(i)                       Section 9.1(a) alleging or asserting (A) any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Equity Securities), Section 4.5 (Absence of Restrictions and Conflicts) (except any representation or warranty in Section 4.5(b)), Section 4.15 (Tax Returns; Taxes), Section 5.1 (Authorization), Section 5.2 (Absence of Restrictions and Conflicts), and Section 5.3 (Ownership of Equity) (such representations and warranties referenced in this Section 9.4(a)(i), collectively being called the “Fundamental Representations”), or

(ii)                    a claim under Section 9.1(b) with respect to covenants, agreements or undertakings set forth in Article VII and a claim under Section 9.1(c)(i), Section 9.1(e), Section 9.1(f), Section 9.1(g), Section 9.1(i) or Section 9.1(j) (the

indemnification obligations of the Members referenced in this Section 9.4(a)(ii) collectively being called the “Fundamental Covenants”),

the Claims Period shall terminate on the date that is sixty (60) days following the termination of the applicable statute of limitation, if any (the indemnification obligations of the Members with respect to the Fundamental Representations and the Fundamental Covenants are sometimes called the “Fundamental Obligations” in this Agreement); provided, that, with respect to a claim with respect to the S-Project, the Claims Period shall terminate on the date that the S-Project is complete; and provided further, that, with respect to a claim indemnification claims pertaining to the P-Project, the Claims Period shall terminate on the date that is thirty-six (36) months following the Closing Date;

(b)                                 with respect to indemnification claims by Purchaser Indemnified Parties for Purchaser Losses arising under Section 9.1(b) the Claims Period shall continue for such period as is applicable in accordance with the applicable covenant’s, agreement’s or undertaking’s express terms; provided, that all indemnification claims other than claims for breaches of Fundamental Obligations shall be subject to the eighteen (18) month period in Section 9.4(c) below;

(c)                                  with respect to all other to indemnification claims by Purchaser Indemnified Parties for Purchaser Losses arising or asserted under or relating to this Agreement, the Claims Period shall terminate on the date that is eighteen (18) months following the Closing Date; and

(d)                                 with respect to Indemnification Claims by Member Indemnified Parties for Member Losses arising under Section 9.2, the Claims Period shall terminate on the date that is sixty (60) days following the termination of the applicable statute of limitations, if any.

No Indemnified Party shall be entitled to assert any claim for indemnification under this Article IX unless such claim is made during the applicable Claim Period.  Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5                                    Liability Limits.  Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against any Member for indemnification under this Article IX for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds an amount equal to one-half of one percent (0.5%) of the Purchase Price (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties shall be entitled to make a claim for indemnification for all Purchaser Losses from the first dollar of all Purchaser Losses; provided, however, the Fundamental Obligations shall not be subject to the Purchaser Basket.  Notwithstanding any other provision of this Agreement, the total aggregate amount of the liability of the Members for Purchaser Losses (other than indemnification claims under Section 9.1 for breach of or inaccuracy of the Fundamental Representations or indemnification claims under Section 9.1 with respect to the Fundamental Covenants), shall be limited to the Escrow Amount and any and all claims alleging, asserting or relating to Purchaser Losses (other than indemnification claims under Section 9.1 for breach of or inaccuracy of the Fundamental Representation or indemnification claims under Section 9.1 with respect to the Fundamental Covenants) shall be made solely and exclusively under and in accordance with the terms of this Article IX and the Escrow Agreement and shall be satisfied solely and exclusively from the Escrow Amount (the “Purchaser Cap”).  Except as expressly set forth in this Article IX, the aggregate amount of the liability of the Members for indemnification claims under Section 9.1 for breach of or inaccuracy of the Fundamental Representations or indemnification claims under Section 9.1 with respect to the Fundamental Covenants shall be limited to the Purchase Price (the “Fundamental Obligation Cap”).  Notwithstanding anything to the contrary set forth herein, the total aggregate amount of the liability of the Members for Purchaser Losses arising out of or relating to the P-Project shall be limited to the P-Project Cap.

Section 9.6                                    Exclusive Remedy.  The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, (b) the adjustments governed by Section 3.6, or (c) for matters related to the Closing Employment Agreements or the Non-Compete Agreements, the indemnification provisions of this Article IX provide and are intended to provide, the sole and exclusive remedy as to all claims either the Members Indemnified Parties, on the one hand, or the Purchaser Indemnified Parties, on the other hand, may incur arising from or relating to, or relating to the subject matter of, this Agreement and any Purchaser Ancillary Documents or Member Ancillary Documents.

Section 9.7                                    Limitations.  Notwithstanding anything herein to the contrary, for purposes of determining an Indemnifying Party’s liability under this Article IX for any Losses, appropriate reductions shall be made to reflect (a) any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (net of the expenses of recovery thereof, any deductible, unrecovered amounts or any other costs or Taxes incurred in collecting such amounts, including any premium increases or other reasonable out-of-pocket costs incurred in procuring such recovery), and (b) the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due as a result of the incurrence of such Losses by the Indemnified Party in the taxable year in which such Losses were incurred. Notwithstanding the foregoing, nothing in this Agreement will limit the right of the Purchaser Indemnified Parties to make claims against the R&W Insurance Policy.

Section 9.8                                    Loss Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement, including by making insurance claims on commercial and general liability insurance policies of the Company or one of its Subsidiaries (as applicable); provided, such efforts shall not require an Indemnified Party to commence litigation against an insurance provider or other third party.

Section 9.9                                    Adjustment to Purchase Price.  Any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

ARTICLE X.
MISCELLANEOUS PROVISIONS

Section 10.1                             Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail with return receipt requested (with postage and other fees prepaid) or by email transmission (so long as a receipt of such email is requested and received) as follows:

To the Purchaser:	MCBC Holdings, Inc.
100 Cherokee Cove Drive
Vonore, Tennessee 37885
ATTN: Terry D. McNew
E-Mail: terry.mcnew@mastercraft.com

with a copy (which shall not constitute notice) to:	King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309
ATTN: Keith M. Townsend, Esq.
E-Mail: ktownsend@kslaw.com

To the Members (Member Representative):	Phil Faulkner
60224 Hatley Road
Amory, Mississippi 38821
philf@nauticstarboats.com

with a copy (which shall not constitute notice) to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
633 Chestnut Street
Suite 1900
Chattanooga, Tennessee 37450
ATTN: Kenneth C. Beckman, Esq.
E-Mail: kbeckman@bakerdonelson.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail or (d) upon receipt of email transmission.

Section 10.2                             Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 10.3                             Assignment; Successors in Interest.  This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that the Purchaser may, without the obligation to obtain the prior written consent of the Members, be entitled to assign this Agreement or all or any part of its rights and interests hereunder to one or more of its Affiliates (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Purchaser, the Company or the Company’s assets (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.4                             Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.5                             Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.  This Agreement may not be amended, modified or supplemented except by mutual written agreement executed by each of the Parties.

Section 10.6                             Consent to Jurisdiction, Etc.

(a)                                 Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.  During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such Party is not subject thereto, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper.  A final judgment in any Legal Proceeding described in this Section 10.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.6.

Section 10.7                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.8                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9                             Third Party Beneficiaries.  Except for the Purchaser Indemnified Parties and the Member Indemnified Parties as provided in Article IX, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.10                      Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.11                      Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality Agreement, dated as of May 10, 2017, by and between the Purchaser and Legacy (on behalf of the Company), which the Parties agree will terminate as of the Closing) and constitute the entire agreement among the Parties with respect thereto.

Section 10.12                      Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the Transactions, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 10.13                      Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions (including with respect to the R&W Insurance Policy purchased by Purchaser), including the fees, costs and expenses of its advisors, accountants and counsel, (b) the fees, costs and expenses of the Company and the Members incurred in connection herewith (including any amounts owed to Legacy) and the Transactions shall be paid pursuant to Section 3.5(b) hereof, and (c) the Purchaser and the Member Representative shall each pay or cause to be paid to the Escrow Agent, respectively, an amount equal to fifty percent (50%) of the aggregate fees and expenses of the Escrow Agent.

Section 10.14                      Schedules.  The representations and warranties of the Members set forth in this Agreement are made and given subject to the disclosures contained in the Schedules.  Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Company or its Subsidiaries, taken in part or as a whole, or as an admission of Liability or obligation of the Member, the Company or any Subsidiary thereof to any third party. Matters set forth in the Schedules are not necessarily limited to matters required by this Agreement to be set forth in the Schedules.  Certain information set forth in the Schedules may be included solely for informational purposes.  The inclusion of any item in the Schedules is not intended to imply that such item is or is not required to be disclosed (including whether such item is required to be disclosed as material or threatened) or is within or outside of the ordinary course of business, and no Party shall use the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or item is required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The disclosure of any matter in any parts of the Schedules is not to be treated as adding to or extending the scope of any of the representations or warranties of the Members or the Company contained in this Agreement. The specific disclosures set forth in the Schedules have been organized to correspond to Section references in this Agreement to which the disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement.  Notwithstanding anything in this Agreement to the contrary, any disclosure in the Schedules shall apply to and be deemed disclosed for the purposes of this Agreement solely to the extent that such disclosure is readily apparent on its face to be applicable to such other sections of the Agreement.  In the event that there is any inconsistency between this Agreement and an exception set forth in the Schedules, such exception as contained in the Schedules shall prevail as an exception and shall be deemed to be the relevant disclosure.

Section 10.15                      Member Representative.

(a)                                 By the execution and delivery of this Agreement, including by way of mutually executed counterparts hereof, each Member hereby irrevocably constitutes and appoints Philip Faulkner, Sr. as the true and lawful agent and attorney-in-fact (the “Member Representative”) of such Member with full powers of substitution to act in the name, place and stead of such Member with respect to the performance on behalf of such Member under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Member Representative shall deem necessary or appropriate in connection with any Transaction, but such appointment shall be limited to the power to:

(i)                                     act for each Member with respect to all Purchase Price adjustments referred to herein;

(ii)                                  amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Members;

(iii)                               employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Member Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Member Representative;

(iv)                              incur any expenses, liquidate and withhold assets received on behalf of the Members prior to their distribution to the Members to the extent of any amount that the Member Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose;

(b)                                 The appointment of the Member Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative as the act of any Member in all matters referred to herein.  Each Member hereby ratifies and confirms that the Member Representative shall do or cause to be done by virtue of such Member Representative’s appointment as Member Representative of such Member.  The Member Representative shall act for each Member on all matters set forth herein in the manner the Member Representative believes to be in the best interest of such Member, but the Member Representative shall not be responsible to any Member for any loss or damage any Member may suffer by reason of the performance by the Member Representative of such Member Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of such Member Representative’s duties hereunder.

(c)                                  Each Member hereby expressly acknowledges and agrees that the Member Representative is authorized to act on behalf of such Member notwithstanding any dispute or disagreement among the Members, and that any Person shall be entitled to rely on any and all action taken by the Member Representative hereunder without Liability to, or obligation to inquire of, any Member.  In the event the Member Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Member Representative shall be the Person the Members unanimously approve and appoint.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, effective as of the date first written above.

PURCHASER:

MCBC HOLDINGS, INC.

By:	/s/ Terry McNew
	Name:	Terry McNew
	Title:	President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

COMPANY:

NAUTIC STAR, LLC

By:	/s/ Phillip Faulkner, Sr.
	Name:	Phillip Faulkner, Sr.
	Title:	Chief Executive Officer

MEMBER REPRESENTATIVE:

/s/ Phillip Faulkner, Sr.
Phillip Faulkner, Sr.

MEMBERS:

/s/ Phillip Faulkner, Sr.
Phillip Faulkner, Sr.

/s/ Robert Boozer
Robert Boozer

[Signature Page to Membership Interest Purchase Agreement]